Exhibit 2.5

ASSET PURCHASE AGREEMENT

by and among

CLEAN ENERGY,
a California corporation;

0884808 B.C. Ltd.,
a British Columbia corporation;

0884810 B.C. Ltd.,
a British Columbia corporation;

I.M.W. INDUSTRIES LTD.
a British Columbia corporation;

652322 B.C. Ltd.,
a British Columbia corporation;

BRADLEY N. MILLER; and

MILLER FAMILY TRUST

Dated as of July 1, 2010

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EXHIBITS AND SCHEDULES

Exhibits

Exhibit A — Certain Definitions

Exhibit B — Examples of Calculation of Earn-Out Payment

Exhibit C — Company Historical Net Working Capital Calculation

Schedules

Company Disclosure Schedule

Schedule 1.1(a) — Accounts Receivable

Schedule 1.1(b) — Inventory

Schedule 1.1(c) — Machinery and Equipment

Schedule 1.1(d) — Owned and Leased Vehicles

Schedule 1.1(e) — Personal Property

Schedule 1.1(f) — Real Property Leases and Improvements

Schedule 1.1(g) — Personal Property Leases

Schedule 1.1(h) — Company IP Assets

Schedule 1.1(i) — Deposits and Advances

Schedule 1.1(j) — Material Contracts

Schedule 1.1(k) — Governmental Approvals

Schedule 1.1(l) — Company Claims

Schedule 1.4(d) — Certain Other Property

Schedule 1.5 — Assumed Liabilities

Schedule 3.1(i) — Company Organization

Schedule 3.1(ii) — Company Subsidiary Organization

Schedule 3.5 — Consents

Schedule 3.6 — Company Subsidiaries

Schedule 3.7(f) — Accounts Payable Aging

Schedule 3.11 — Indebtedness

Schedule 3.13 — Material Contracts

Schedule 3.14(a) — Registered IP Assets

Schedule 3.14(e) — Certain Company Contracts

Schedule 3.14(f) — Third Party Rights in Company IP Assets

Schedule 3.14(j) — Payments Related to Company IP Assets

Schedule 3.14(k) — Form of Non-Disclosure Agreement

Schedule 3.15(a) — Employee Manuals

Schedule 3.15(b) — Employees

Schedule 3.16(a) — Company Benefit Plans

Schedule 3.18(a) — Governmental Approvals

Schedule 3.22 — Insurance

Schedule 3.23(b) — Leased Real Property

Schedule 3.25(a) — Customers

Schedule 3.25(b) — Suppliers

Schedule 3.28 — Product Return Policies; Warranties

Schedule 6.1 — Company’s Conduct of the Business Prior to Closing

Schedule 6.2 — Restrictions on Company’s Conduct of the Business Prior to Closing

Schedule 6.9 — Permitted Encumbrances

Schedule 6.14 — Key Employees

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 1st day of July, 2010, by and among Clean Energy, a California corporation (“Clean Energy”), 0884808 B.C. Ltd., a British Columbia corporation and a wholly-owned subsidiary of Clean Energy (“Canadian AcqCo”), 0884810 B.C. Ltd., a British Columbia corporation and a wholly-owned subsidiary of Canadian AcqCo (“Canadian OpCo” and collectively with Clean Energy and Canadian AcqCo, “Purchasers”), on the one hand, and I.M.W. Industries Ltd., a British Columbia corporation (“Company”), 652322 B.C. Ltd., a British Columbia corporation (“Holdco”), Miller Family Trust and Bradley N. Miller (each of Miller Family Trust and Bradley N. Miller a “Seller” and together, “Sellers”), on the other hand.  Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.

RECITALS

WHEREAS, Company, together with the Company Subsidiaries, is engaged in the business of designing, manufacturing and supplying industrial products, parts and services, including (a) compressors, dispensers, storage systems and services for compressed natural gas, and (b) high pressure gas system design and manufacturing, together with such (i) high tolerance mechanical component design and manufacturing, (ii) electrical and PLC control design and manufacturing, (iii) CNC machining, (iv) specialized coded pressure and structural welding, (v) heat transfer system design and manufacturing, (vi) specialized custom metal forming, (vii) testing and product performance verification services, and (viii) ISO certified quality control systems as is ancillary or related to (a) and (b) (the “Business”);

WHEREAS, Purchasers desire to purchase from Company, and Company desires to sell to Purchasers, substantially all of the assets, properties, rights and claims of the Business on the terms and conditions set forth herein;

WHEREAS, at the First Closing, Company will sell the First Closing Purchased Assets to Canadian OpCo and enter the non-competition and non-solicitation agreements set forth in Section 6.13(a) of this Agreement, and Canadian OpCo will (a) deliver to Company the First Closing Cash Payment, the First Closing Note, the First Closing Shares, the Future Payment Notes, the Earnout Shares, the Depreciable Assets Shares, and (b) assume the Assumed Liabilities;

WHEREAS, immediately following the First Closing, Company will transfer the Purchased Shares (other than the Retained Purchased Shares), the First Closing Note, the First Closing Shares, the Earnout Shares and the Depreciable Assets Shares to Holdco;

WHEREAS, at the Second Closing, Sellers will transfer the Finco Shares to Canadian OpCo, and Canadian OpCo will deliver to Sellers the Second Closing Shares;

WHEREAS, immediately following the Second Closing, Sellers will transfer the Second Closing Shares to Holdco;

WHEREAS, at the Third Closing, (a) Holdco will (i) sell its Purchased Shares to Canadian AcqCo, (ii) sell the Earnout Shares to Canadian AcqCo, (iii) sell the Depreciable Assets Shares to Canadian AcqCo, (iv) sell the First Closing Note and the First Closing Shares to Clean Energy, and (v) sell the Second Closing Shares to Canadian AcqCo, (b) Company will sell the Retained Purchased Shares to Finco; (c) Clean Energy will deliver the CLNE Shares to Holdco, and (d) Canadian AcqCo will (i) deliver the Year 1 Note to Holdco, (ii) pay to Sellers a cash amount equal to the principal amount of the Finco Note, and (iii) agree to make the Earn-Out Payments.

WHEREAS, at the Third Closing, Holdco and Sellers will enter the non-competition and non-solicitation agreements set forth in Section 6.13(b) of this Agreement;

WHEREAS, Canadian OpCo and Company will make the Section 85 Election, Section 22 Election, Section 20(24) Election, Section 56.4(3) Election and the Section 167 Election;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE I

THE TRANSACTIONS

1.1          First Closing.  Subject to the terms and conditions of this Agreement, at the First Closing, Company shall sell, transfer, convey, assign and deliver to Canadian OpCo, and Canadian OpCo will purchase from Company, all of Company’s right, title and interest in the assets, properties, goodwill and rights of Company used, held for use or intended to be used in the Business, other than the Excluded Assets and the Purchased Shares (collectively the “First Closing Purchased Assets”), including the following:

(a)           Accounts Receivable.  All Accounts Receivable, including the Accounts Receivable listed on Schedule 1.1(a);

(b)           Inventory.  All Inventory, including all Inventory listed on Schedule 1.1(b);

(c)           Machinery and Equipment.  All tools, machinery and equipment used, held for use or intended to be used in the Business, wherever located and whether held by Company or third parties (the “Machinery and Equipment”), including the Machinery and Equipment listed on Schedule 1.1(c);

(d)           Owned and Leased Vehicles.  All vehicles owned by Company and all rights in vehicle leases to which Company is a party, in either case that are used, held for use or intended to be used in the Business (the “Owned and Leased Vehicles”), including the Owned and Leased Vehicles listed on Schedule 1.1(d);

(e)           Personal Property.  All personal property, office furnishings, supplies and other tangible personal property used, held for use or intended to be used in the Business (the “Personal Property”), including the Personal Property listed on Schedule 1.1(e);

(f)            Leased Real Property.  All rights in Real Property Leases used, held for use or intended to be used in the Business, together with all of Company’s right, title and interest in all Improvements, including the Real Property Leases and the Improvements listed on Schedule 1.1(f);

(g)           Personal Property Leases.  All rights in leases of personal property to which Company is a party used, held for use or intended to be used in the Business (the “Personal Property Leases”), including the Personal Property Leases listed on Schedule 1.1(g);

(h)           Intellectual Property.  All Company IP Assets, including the Company IP Assets listed on Schedule 1.1(h);

(i)            Deposits and Advances.  All performance and other bonds, security and other deposits, advance payments, prepaid credits, prepaid accounts and deferred charges used, held for use or intended to be used in, or arising out of or relating to, the Business (the “Deposits and Advances”), including the Deposits and Advances listed on Schedule 1.1(i);

(j)            Contracts.  All rights under all Material Contracts listed on Schedule 1.1(j);

(k)           Governmental Approvals.  All Governmental Approvals (and pending applications therefor) used, held for use or intended to be used in the Business, including the Governmental Approvals listed on Schedule 1.1(k);

(l)            Claims.  All Company’s insurance claims, rights to any insurance proceeds, and other similar claims relating to the Business or any Purchased Asset or Assumed Liability (the “Company Claims”), including the Company Claims listed on Schedule 1.1(l);

(m)          Books and Records.  All books, files, papers, agreements, correspondence, databases, information systems, programs, software, documents and records relating to the Purchased Assets or the Assumed Liabilities, or used, held for use or intended to be used in the Business, on whatever medium (the “Books and Records”);

(n)           Goodwill.  All goodwill generated by or associated with the Business;

(o)           Domain Names.  The Domain Names and the data files for the content within the Domain Names;

(p)           Management Services Agreement.  All rights of Company under Article VII of the Management Services Agreement.

(q)           Cash.  All cash, cash equivalents and marketable securities of Company; and

(r)            Other Assets.  All other assets, properties, rights and claims (other than the Purchased Shares and the Excluded Assets) used, held for use or intended to be used in the Business.

In addition, at the First Closing Company will enter the non-competition and non-solicitation agreements set forth in Section 6.13(a) of this Agreement.

1.2          Second Closing.  At the Second Closing, Sellers will sell, transfer, convey, assign and deliver to Canadian OpCo, and Canadian OpCo will purchase from Sellers, all of their right, title and interest in the Finco Shares.

1.3          Third Closing.  At the Third Closing:

(a)           Holdco will sell, transfer, convey, assign and deliver to Canadian AcqCo, and Canadian AcqCo will purchase from Holdco, all of Holdco’s right, title and interest in all of its Purchased Shares;

(b)           Company will sell, transfer, convey, assign and deliver to Finco, and Finco will purchase from Company, all of Company’s right, title and interest in all of the Retained Purchased Shares;

(c)           Holdco will sell, transfer, convey, assign and deliver to Canadian AcqCo, and Canadian AcqCo will purchase from Holdco, all of Holdco’s right, title and interest in the Earnout Shares;

(d)           Holdco will sell, transfer, convey, assign and deliver to Canadian AcqCo, and Canadian AcqCo will purchase from Holdco, all of Holdco’s right, title and interest in the Depreciable Assets Shares;

(e)           Holdco will sell, transfer, convey, assign and deliver to Canadian AcqCo, and Canadian AcqCo will purchase from Holdco, all of Holdco’s right, title and interest in the Second Closing Shares;

(f)            Holdco will sell, transfer, convey, assign and deliver to Clean Energy, and Clean Energy will purchase from Holdco, all of Holdco’s right, title and interest in the First Closing Note and the First Closing Shares; and

(g)           Holdco and Sellers will enter the non-competition and non-solicitation agreements set forth in Section 6.13(b) of this Agreement..

1.4          Excluded Assets.  Notwithstanding Sections 1.1, 1.2 and 1.3, the following assets of Company (the “Excluded Assets”) shall not be included in the Purchased Assets:

(a)           Certain Debt.  Any intercompany or intracompany receivable cash balances between Company and any of its Affiliates or between any of its Affiliates;

(b)           Corporate Documents.  The corporate seal, certificate of incorporation, notice of articles, articles, minute book, share transfer records, or other records related to the corporate organization of Company;

(c)           Employee Benefit Contracts.  Company Benefit Plans and contracts of insurance for employee group medical, dental and life insurance plans;

(d)           Certain Other Property.  The assets listed on Schedule 1.4(d);

(e)           Insurance Policies.  All insurance policies (except to the extent specified in Section 1.1(l));

(f)            Records.  All personnel records and other records that Company is required by law to retain in its possession (provided that, to the extent permitted by applicable Legal Requirements, copies of such records will be provided to Purchasers); and

(g)           Rights Under Certain Agreements.  All of Company’s rights under the Transaction Agreements.

1.5          Assumed Liabilities.  Subject to the terms and conditions of this Agreement, at the Closing, Company shall assign, and Purchasers shall assume, the Assumed Liabilities.  For the purposes of this Agreement, the “Assumed Liabilities” shall mean only the following Liabilities of Company, and in any event shall not include any Excluded Liabilities:

(a)           Any Liability arising after the Closing Date under the Material Contracts listed on Schedule 1.1(j); and

(b)           The Liabilities of Company and the Company Subsidiaries specifically listed on Schedule 1.5.

1.6          Excluded Liabilities.  Except for the Assumed Liabilities, Purchasers shall not assume and shall not be liable or responsible for any Liability of Company (collectively, the “Excluded Liabilities”).  Without limiting the foregoing, Company shall retain and be responsible for, and Purchasers shall not be obligated to assume, and do not assume, any Liability at any time arising from or attributable to:

(a)           Any assets, properties or Contracts that are not included in the Purchased Assets;

(b)           Any breaches of any Company Contract on or prior to the Closing Date or any payments or amounts due under any Company Contract on or prior to the Closing Date;

(c)           Taxes attributable to or imposed upon Finco, Company and the Company Subsidiaries, or attributable to or imposed upon the Purchased Assets or the Business for the Pre-Closing Period (including any Pre-Closing Taxes);

(d)           Any loans, other Indebtedness, or accounts payable;

(e)           Accidents, misconduct, negligence, or breach of fiduciary duty occurring on or prior to the Closing Date;

(f)            Any Proceeding initiated at any time, to the extent related to any action or omission on or prior to the Closing Date, including any Liability for (i) infringement or misappropriation of Intellectual Property Rights; (ii) breach of product warranties or warranty claims; (iii) injury, death, property damage or losses caused by Company Products; or (iv) violations of any Legal Requirements;

(g)           Any Company Benefit Plans or any employee group medical, dental or life insurance plans or any other employee matter;

(h)           Payments to employees or former employees of Company (including any employees of Company who are subsequently hired by Purchasers) or for payroll taxes imposed on or payable by Company or any of the Company Subsidiaries for taxable periods (and portions thereof) beginning on or before the Closing Date;

(i)            The performance of this Agreement and the Transaction;

(j)            Any Environmental and Safety Laws, which Liability relates to or arises out of (i) any acts or omissions of Company on or prior to the Closing Date, including any Release, management, disposal or arranging for disposal of Hazardous Materials in connection with the Business or the Purchased Assets or Assumed Liabilities or activities or operations occurring or conducted in connection with any predecessor operations of the Business or otherwise or (ii) any facts, circumstances or conditions existing on or prior to the Closing Date relating to Hazardous Materials;

(k)           Any costs or expenses incurred in shutting down and removing equipment not purchased by Purchaser and any expenses associated with any Company Contracts not assumed by Purchaser hereunder;

(l)            Any Liability for expenses and fees incurred by Company incidental to the preparation of the Transaction Documents, preparation or delivery of materials or information requested by Purchaser, and the consummation of the Transaction, including all broker, counsel and accounting fees;

(m)          Any Legal Requirement applicable to Company, the Company Subsidiaries, the Purchased Assets or the Assumed Liabilities on or prior to the Closing Date or any Liability for a violation of such a Legal Requirement;

(n)           Any claim made by any employee or former employee of Company (including any employees of Company who are subsequently hired by Purchasers) relating to the Transactions or employment with the Company prior to the Closing;

(o)           Any notice, pay in lieu of notice, severance obligations or other special compensation arrangements with employees or former employees of Company (including any employees of Company who are subsequently hired by Purchasers) relating to the Transactions or employment with the Company prior to the Closing;

(p)           Any obligations of Company under the Management Services Agreement.

1.7          Assignment and Assumption.

(a)           Notwithstanding anything herein to the contrary, if an attempted sale, assignment, transfer or delivery of any Purchased Asset would be ineffective without the Consent of any third party (including any Governmental Authority), or if such an act would violate the rights of any third party (including any Governmental Authority) in the Purchased Assets or otherwise affect adversely the rights of Purchasers in the Purchased Assets, and the applicable Consent has not been obtained on or prior to the Closing Date, this Agreement shall not constitute an actual or attempted sale, assignment, transfer or delivery of such Purchased Asset (each, a “Restricted Asset”).  Unless and until any such Consent is obtained, such Restricted Asset shall not constitute a Purchased Asset and any associated Liability shall not constitute an Assumed Liability for any purpose hereunder.

(b)           In any such case, if Purchasers shall determine, in their sole discretion, to proceed with the Closing, Company shall use best efforts to obtain, as soon as practicable, such Consent.  Purchasers shall cooperate reasonably with Company in obtaining such Consents, provided that Purchasers shall not be required to pay any cash consideration therefor or give or allow to remain in effect any guaranty, letter of credit, performance bond or other financial assurance.

(c)           Until such Consent shall have been obtained, Company shall at its expense effect an alternate arrangement, in the form of a license, sublease, operating agreement or other arrangement, in any case satisfactory to Purchasers, which results in Purchasers receiving all the benefits and bearing all the ordinary course costs, liabilities and other obligations with respect to each Restricted Asset.

1.8          Closings.

(a)           The closing of the transactions contemplated by Section 1.1 (the “First Closing”) shall take place at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, San Diego, California, at 10:00 A.M. on the third (3rd) Business Day after the day on which all of the conditions to closing set forth in Article VII are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may agree (the “Closing Date”).

(b)           The closing of the transactions contemplated by Section 1.2 (the “Second Closing”) shall take place at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, San Diego, California, at 10:30 A.M. on the Closing Date.

(c)           The closing of the transactions contemplated by Section 1.3 (the “Third Closing”) shall take place at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, San Diego, California, at 11:00 A.M. on the Closing Date (the First Closing, the Second Closing and the Third Closing are sometimes collectively referred to herein as the “Closing”).

1.9          Purchase Price.  The aggregate consideration to be paid by Purchasers to Company, Holdco and Sellers for the Purchased Assets shall be determined and paid as follows (the consideration payable pursuant to this Section 1.9 is referred to herein as the “Purchase Price”):

(a)           At the First Closing, in exchange for the First Closing Purchased Assets and the non-competition and non-solicitation agreements set forth in Section 6.13(a) of this Agreement, Canadian OpCo will:

(i)            pay to Company (by wire transfer of immediately available funds to a bank account designated by Company no less than five (5) Business Days prior to the Closing) an amount of cash equal to Fifteen Million Dollars ($15,000,000), plus (or minus) the Estimated Net Working Capital Adjustment Amount (as calculated pursuant to Section 1.10(a)), and minus the principal amount of the Finco Note (such amount paid pursuant to this Section 1.9(a)(i), the “First Closing Cash Payment”);

(ii)           deliver to Company the First Closing Note, the First Closing Shares and the Future Payment Notes;

(iii)          deliver to Company the Earnout Shares;

(iv)          deliver to Company the Depreciable Assets Shares; and

(v)           assume the Assumed Liabilities.

The allocation of the Purchase Price among the First Closing Purchased Assets and the non-competition and non-solicitation agreements set forth in Section 6.13(a) will be determined pursuant to Section 10.5.

(b)           At the Second Closing, in exchange for the Finco Shares, Canadian OpCo will deliver to Sellers the Second Closing Shares.

(c)           At the Third Closing:

(i)            in exchange for the First Closing Note and the First Closing Shares, Clean Energy will deliver to Holdco a number of shares of CLNE Stock (the “CLNE Shares”) equal to the aggregate of (A) Thirty Million Dollars ($30,000,000) divided by the lower of the Midpoint Price and the Pre-Closing Price plus (B) Thirty Million Dollars ($30,000,000) divided by the Midpoint Price;

(ii)           in exchange for the Purchased Shares, the Retained Purchased Shares (which will be transferred by Company to Finco) and the Depreciable Assets Shares, Canadian AcqCo will deliver to Holdco the Year 1 Note (it being understood that a portion of the Year 1 Note will be allocated to the Retained Purchased Shares in connection with the procedure set forth in Section 10.5);

(iii)          in exchange for the Second Closing Shares, Canadian AcqCo will pay to Sellers (by wire transfer of immediately available funds to a bank account designated by Sellers no less than five (5) Business Days prior to the Closing) an amount of cash equal to the principal amount of the Finco Note; and

(iv)          in exchange for the Earnout Shares, Canadian AcqCo will pay to Holdco one or more earn-out payments (each an “Earn-Out Payment” and collectively the “Earn-Out Payments”), based upon the Adjusted Gross Profit of the Business for each Earn-Out Period, as follows (it being understood that the aggregate Earn-Out Payments paid to Holdco pursuant to this Agreement will not exceed Forty Million Dollars ($40,000,000)):

(1)           If, for any Earn-Out Period, the Business achieves Adjusted Gross Profit equal to or greater than 120% of the applicable Adjusted Gross Profit Target, then Canadian AcqCo will pay Holdco an amount of cash equal to 23.0% of the Adjusted Gross Profit of the Business for such Earn-Out Period.

(2)           If, for any Earn-Out Period, the Business achieves Adjusted Gross Profit equal to or greater than 110%, but less than 120%, of the applicable Adjusted Gross Profit Target, then Canadian AcqCo will pay Holdco an amount of cash equal to 20.5% of the Adjusted Gross Profit of the Business for such Earn-Out Period.

(3)           If, for any Earn-Out Period, the Business achieves Adjusted Gross Profit equal to or greater than 100%, but less than 110%, of the applicable Adjusted Gross Profit Target, then Canadian AcqCo will pay Holdco an amount of cash equal to 18.0% of the Adjusted Gross Profit of the Business for such Earn-Out Period.

(4)           If, for any Earn-Out Period, the Business achieves Adjusted Gross Profit equal to or greater than 90%, but less than 100%, of the applicable Adjusted Gross Profit Target, then Canadian AcqCo will pay Holdco an amount of cash equal to 9.5% of the Adjusted Gross Profit of the Business for such Earn-Out Period.

(5)           If, for any Earn-Out Period, the Business achieves Adjusted Gross Profit equal to or greater than 80%, but less than 90%, of the applicable Adjusted Gross Profit Target, then Canadian AcqCo will pay Holdco an amount of cash equal to 4.5% of the Adjusted Gross Profit of the Business for such Earn-Out Period.

(6)           If, for any Earn-Out Period, the Business achieves Adjusted Gross Profit equal to or greater than 70%, but less than 80%, of the applicable Adjusted Gross Profit Target, then Canadian AcqCo will pay Holdco an amount of cash equal to 2.5% of the Adjusted Gross Profit of the Business for such Earn-Out Period.

(7)           If, for any Earn-Out Period, the Business achieves Adjusted Gross Profit of less than 70% of the applicable Adjusted Gross Profit Target, then Holdco will not receive any Earn-Out Payment for such Earn-Out Period.

(d)           As promptly as practicable, but in no event later than sixty (60) days following the last day of an Earn-Out Period, Purchaser shall cause a calculation of the Adjusted Gross Profit for such Earn-Out Period to be prepared and delivered to Sellers (the “AGP Statement”) and shall provide Sellers the work papers used in the preparation of the AGP Statement.  Except as set forth below, the AGP Statement shall be deemed to be and shall be final, binding and conclusive on the parties upon the earlier of (the “AGP Resolution Date”):  (i) Sellers’ delivery of a written notice to Purchasers of their approval of the AGP Statement; (ii) the failure of Sellers to notify Purchasers in writing of a dispute with the AGP Statement within thirty (30) days of the delivery of such documents to Sellers; (iii) the resolution of all disputes, pursuant to Section 1.9(e), by Purchasers and Sellers; and (iv) the resolution of all disputes, pursuant to Section 1.9(e), by the Independent Accounting Firm.

(e)           Sellers may dispute any amounts reflected on the AGP Statement by delivery of a written notice to Purchasers (the “AGP Statement Dispute Notice”).  If Sellers deliver an AGP Statement Dispute Notice to Purchasers, Purchasers and Sellers shall attempt to reconcile the parties’ differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties.  If Purchasers and Sellers are unable to reach a resolution within thirty (30) days after the delivery of the AGP Statement Dispute Notice, Purchasers and Sellers shall submit their respective determinations and calculations and the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to Purchasers and Sellers (the “Independent Accounting Firm”).  The parties shall cause the Independent Accounting Firm to submit a report to Purchasers and Sellers with a determination regarding the remaining disputed items, within thirty (30) days after submission of the matter, and such report shall be final, binding and conclusive.  Any party may seek enforcement of such report pursuant to Section 11.12(b).  The fees, costs and expenses of the Independent Accounting Firm shall be paid by Purchasers and Sellers in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party as finally determined by the Independent Accounting Firm bears to the total amount of such remaining disputed items.

(f)            Each Earn-Out Payment that is earned by Holdco in accordance with Section 1.9(c)(iv) will be paid by Canadian AcqCo to Holdco within thirty (30) days following the AGP Resolution Date.

(g)           Gross Profit will be calculated in accordance with GAAP, provided that if the application of GAAP results in a substantial change to any Adjusted Gross Profit Target, then the parties will work together to determine revised percentage payouts that reasonably preserve the intent of Section 1.9(c)(iv).  For purposes of clarity, (i) examples of the calculation of the Earn-Out Payment are included as Exhibit B to this Agreement, (ii) Sellers, Holdco and Company agree that Purchasers have ultimate authority over the operation of the Business following the Closing Date, Purchasers do not have any obligation to take any actions toward achieving or maximizing the Earn-Out Payment, and in no event will any business decision of Purchasers that affects the operation of the Business have any bearing on Purchasers’ obligations under this Agreement, and (iii) all of Purchasers’ Earn-Out Obligations are subject to offset as set forth in Section 9.5.

(h)           In addition, for purposes of this agreement, (i) no fractional CLNE Shares will be issued pursuant to this Agreement and all share amounts will be rounded down to the nearest whole share, and (ii) notwithstanding any provision of this Agreement, if the issuance of CLNE Shares pursuant to this Agreement would result in a Person holding CLNE voting securities valued (as such value is determined pursuant to the provisions of the HSR Act) at more than the applicable size of transaction threshold in effect under the HSR Act at the time of such issuance (the “HSR Threshold”), then Purchasers shall withhold a number of CLNE Shares having a value (as such value is determined pursuant to the provisions of the HSR Act) equal to the amount in excess of the applicable HSR Threshold and, in lieu of issuing such shares, deliver to such Person an amount of cash equal to such value.

1.10        Purchase Price Adjustments.

(a)           No later than five (5) Business Days prior to the Closing Date, Company shall deliver to Purchasers a statement (the “Preliminary Closing Statement”) setting forth in reasonable detail a good faith calculation of (i) the Company Estimated Net Working Capital Adjusted Amount, (ii) the Colombia Estimated Net Working Capital Adjusted Amount, (iii) the China Estimated Net Working Capital Adjusted Amount and (iv) the Bangladesh Estimated Net Working Capital Adjusted Amount (the aggregate amount of (i), (ii), (iii), and (iv), positive or negative, the “Estimated Net Working Capital”).  The First Closing Cash Payment shall be increased, dollar-for-dollar, by the amount by which the Estimated Net Working Capital is a positive number and shall be decreased, dollar-for-dollar, by the amount by which the Estimated Net Working Capital is a negative number (the amount by which the First Closing Cash Payment is adjusted, positive or negative, the “Estimated Net Working Capital Adjustment Amount”).

(b)           As promptly as practicable, but in no event later than sixty (60) days following the Closing Date, Purchasers shall cause to be prepared and delivered to Sellers a statement (the “Final Closing Statement”) which sets forth in reasonable detail a calculation of (i) the Company Closing Net Working Capital Adjusted Amount, (ii) the Colombia Closing Net Working Capital Adjusted Amount, (iii) the China Closing Net Working Capital Adjusted Amount and (iv) the Bangladesh Closing Net Working Capital Adjusted Amount (the aggregate amount of (i), (ii), (iii), and (iv), positive or negative, the “Closing Net Working Capital”).  Purchasers shall provide Sellers the work papers used in the preparation of the Final Closing Statement.  Except as set forth below, the Final Closing Statement shall be deemed to be and shall be final, binding and conclusive on the parties upon the earlier of (the “Final Resolution Date”):  (i) Sellers’ delivery of a written notice to Purchasers of their approval of the Final Closing Statement; (ii) the failure of Sellers to notify Purchasers in writing of a dispute with the Final Closing Statement within thirty (30) days of the delivery of such documents to Sellers; (iii) the resolution of all disputes, pursuant to Section 1.10(c), by Purchasers and Sellers; and (iv) the resolution of all disputes, pursuant to Section 1.10(c), by the Independent Accounting Firm.

(c)           Sellers may dispute any amounts reflected on the Final Closing Statement by delivery of a written notice to Purchasers (the “Final Closing Statement Dispute Notice”).  If Sellers deliver a Final Closing Statement Dispute Notice to Purchasers, Purchasers and Sellers shall attempt to reconcile the parties’ differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties.  If Purchasers and Sellers are unable to reach a resolution within thirty (30) days after the delivery of the Final Closing Statement Dispute Notice, Purchasers and Sellers shall submit their respective determinations and calculations and the items remaining in dispute for resolution to the Independent Accounting Firm.  The parties shall cause the Independent Accounting Firm to submit a report to Purchasers and Sellers with a determination regarding the remaining disputed items, within thirty (30) days after submission of the matter, and such report shall be final, binding and conclusive.  Any party may seek enforcement of such report pursuant to Section 11.12(b).  The fees, costs and expenses of the Independent Accounting Firm shall be paid by Purchasers and Sellers in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party as finally determined by the Independent Accounting Firm bears to the total amount of such remaining disputed items.

(d)           The Purchase Price shall be increased or decreased on a dollar-for-dollar basis by the amount by which the Closing Net Working Capital finally determined in accordance with Sections 1.10(b) and 1.10(c) (the “Final Net Working Capital”) is greater or less than the amount of the Estimated Net Working Capital determined in accordance with Section 1.10(a).  Any such adjustment to the Purchase Price shall be referred to as a “Net Working Capital Adjustment.”

(i)            If the Final Net Working Capital is greater than the Estimated Net Working Capital, Purchasers shall pay an aggregate amount of cash equal to such difference to Company by wire transfer of immediately available funds within five (5) Business Days of the Final Resolution Date.

(ii)           If the Final Net Working Capital is less than the Estimated Net Working Capital, Company and Sellers shall return an aggregate amount of cash equal to such difference to Purchasers by wire transfer of immediately available funds within five (5) Business Days of the Final Resolution Date.

ARTICLE II

CLOSING DELIVERIES

2.1          First Closing Deliveries by Sellers and Company.  At or prior to the First Closing, Sellers and/or Company shall (i) take all steps necessary to place Purchasers in actual possession and operating control of the First Closing Purchased Assets and (ii) deliver, or cause to be delivered, the following items to Purchasers, all of which shall be in form and substance acceptable to Purchasers:

(a)           General Assignment and Bill of Sale.  A General Assignment and Bill of Sale covering all of the First Closing Purchased Assets (the “General Assignment and Bill of Sale”);

(b)           Intellectual Property Assignment.  Any and all documents necessary to properly record the assignment to Purchasers of all of Company’s right, title and interest in and to the Company IP Assets, including: (i) a trademark assignment for all of the Trademarks (the “Trademark Assignment”); (ii) a patent assignment for all of the Patents (the “Patent Assignment”); (iii) a copyright assignment for all of the Copyrights (the “Copyright Assignment”); and (iv) a domain name assignment for all of the Domain Names (the “Domain Name Assignment”).

(c)           Assignments of Leases.  Assignments of all Real Property Leases and Personal Property Leases;

(d)           Estoppel Letters.  Duly executed estoppel letters (the “Estoppel Letters”) from each lessor of Leased Real Property or Personal Property;

(e)           Owned and Leased Vehicles.  Vehicle titles and assignments sufficient to transfer title to the Owned and Leased Vehicles;

(f)            Employment Agreements.  Employment Agreements duly executed by each Key Employee (the “Employment Agreements”);

(g)           Releases.  Release agreements, duly executed by each Seller;

(h)           Certificate of Representations and Warranties.  A Certificate executed on behalf of Company by its President certifying the matters in Sections 7.1(a), (c) and (d);

(i)            Legal Opinions.  Legal opinions from Counsel to Sellers, Company and the Company Subsidiaries dated as of the Closing Date;

(j)            Resignations. Evidence satisfactory to Purchasers of the resignation of each of the directors and each of the officers of the Company Subsidiaries in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company Subsidiaries, effective as of the Closing;

(k)           Release of Encumbrances.  Evidence reasonably satisfactory to Purchasers that all Encumbrances (other than Permitted Encumbrances) on the Purchased Assets shall have been released prior to the Closing;

(l)            Transaction Agreements.  Duly executed copies of each of the Transaction Agreements to which any Seller, Holdco, Company or any Company Subsidiary is a party;

(m)          Consents.  Duly executed Consents of all Governmental Authorities and third parties required by Purchasers to consummate the Transaction, including the consents listed on Schedule 3.5;

(n)           Certificates of Good Standing.

(i)            A certificate from the British Columbia Registrar of Companies as to Company’s and Finco’s good standing and a clearance certificate issued by the Ministry of Finance of British Columbia under section 99 of the Social Services Tax Act (B.C.) attesting to the payment of all applicable taxes; and

(ii)           A certificate from the jurisdiction of incorporation or formation, as the case may be, of each Company Subsidiary, as to each Company Subsidiary’s good standing and payment of all applicable taxes.

(o)           Secretary’s Certificate.  A certificate duly executed by the Secretary of Company, attaching correct and complete copies of the Company’s certificate of incorporation, notice of articles, articles and resolutions of the Board of Directors and shareholders of Company authorizing this Agreement and the Transaction;

(p)           Preliminary Closing Statement.  The Preliminary Closing Statement;

(q)           Tax Elections.  The executed Section 85 Election, Section 22 Election, Section 20(24) Election and Section 167 Election (such elections to be held in escrow by counsel to Company until completion of the procedures set forth in Section 10.5);

(r)            FIRPTA Certificate.  A certificate issued pursuant to and in compliance with Treasury Regulations Section 1.1445-2(c)(3) (the “FIRPTA Certificate”), certifying that the Finco Shares are not U.S. real property interests within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and a notice to the U.S. Internal Revenue Service regarding the FIRPTA Certificate and in compliance with Treasury Regulations Section 1.897-2(h)(2) (the “IRS Notice”), together with written authorization for Purchasers to deliver the IRS Notice to the IRS on behalf of Sellers upon the Closing;

(s)           Management Services Agreement.  An assignment of all rights of Company under Article VII of the Management Services Agreement; and

(t)            Other Documentation.  Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the First Closing Purchased Assets in accordance with the terms hereof and consummate the Transaction, and to vest in Purchasers and their successors and assigns full, complete, absolute, legal and equitable title to the First Closing Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), including such certificates, instruments and documents to be executed or delivered by Company or Sellers pursuant to the terms of this Agreement.

2.2          First Closing Deliveries by Purchasers.  At or prior to the First Closing, Purchasers shall deliver or cause to be delivered to Company:

(a)           Wire Transfer.  A wire transfer to HSBC Bank Canada for credit to Company’s account, in the amount of the First Closing Cash Payment;

(b)           Promissory Notes.  The First Closing Note and the Future Payment Notes;

(c)           Security Agreement.  A security agreement relating to the First Closing Note and the Future Payment Notes;

(d)           Shares.  A certificate or certificates representing the Earnout Shares, the Depreciable Assets Shares and the First Closing Shares; and

(e)           Transaction Agreements. Duly executed copies of each of the Transaction Agreements to which any Purchaser is a party.

2.3          Second Closing Deliveries by Sellers.  At or prior to the Second Closing, Sellers shall deliver or cause to be delivered to Purchasers:

(a)           Stock Certificates.  A certificate or certificates representing the Finco Shares duly endorsed in blank for transfer to Purchasers or accompanied by stock powers duly executed in blank; and

(b)           Work Papers.  Documentation of the tax advisor of Holdco in support of the representations and warranties set forth in Section 3.21(i), and such work papers and documentation shall be in form satisfactory to Purchaser.

(c)           Other Documentation.  Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Assets to be transferred at the Second Closing in accordance with the terms hereof and consummate the Transaction, and to vest in Purchasers and its successors and assigns full, complete, absolute, legal and equitable title to the Purchased Assets to be transferred at the Second Closing, free and clear of all Encumbrances (other than Permitted Encumbrances), including such certificates, instruments and documents to be executed or delivered by Company, Holdco or Sellers pursuant to the terms of this Agreement.

2.4          Second Closing Deliveries by Purchasers.  At or prior to the Second Closing, Purchasers shall deliver or cause to be delivered to Sellers a certificate or certificates representing the Second Closing Shares.

2.5          Third Closing Deliveries by Sellers, Holdco and Company.  At or prior to the Third Closing, Sellers, Holdco and Company shall deliver or cause to be delivered to  Purchasers:

(a)           First Closing Note and First Closing Shares.  The First Closing Note and the First Closing Shares.

(b)           Stock Certificates.  A certificate or certificates representing the Purchased Shares, the Earnout Shares, the Second Closing Shares and the Depreciable Assets Shares duly endorsed in blank for transfer to Purchasers or accompanied by stock powers duly executed in blank; and

(c)           Other Documentation.  Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Assets to be transferred at the Third Closing in accordance with the terms hereof and consummate the Transaction, and to vest in Purchasers and its successors and assigns full, complete, absolute, legal and equitable title to the Purchased Assets to be transferred at the Third Closing, free and clear of all Encumbrances (other than Permitted Encumbrances), including such certificates, instruments and documents to be executed or delivered by Company, Holdco or Sellers pursuant to the terms of this Agreement.

2.6          Third Closing Deliveries by Purchasers.  At or prior to the Third Closing, Purchasers shall deliver or cause to be delivered to Holdco and Sellers:

(a)           CLNE Shares.  the CLNE Shares to be issued at the Second Closing;

(b)           Promissory Note.  The Year 1 Note; and

(c)           Wire Transfer.  A wire transfer to HSBC Bank Canada for credit to Sellers’ account, in an amount equal to the principal amount of the Finco Note.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING COMPANY AND COMPANY SUBSIDIARIES

Sellers, Company and Holdco jointly and severally represent and warrant to Purchasers that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III except to the extent such representations and warranties expressly speak as of an earlier date), except as specifically set forth in the disclosure schedule delivered by Sellers, Company and Holdco to Purchasers on the date hereof (the “Company Disclosure Schedule”).  Nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the applicable representation or warranty is identified in the Company Disclosure Schedule and the Company Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself).  The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III.

3.1          Organization, Good Standing, Qualification.  Schedule 3.1(i) sets forth Company’s jurisdiction of organization and each province, state or other jurisdiction in which Company is qualified to do business.  Schedule 3.1(ii) sets forth the jurisdiction of organization and each state or other jurisdiction in which any Company Subsidiary is qualified to do business. Company and each Company Subsidiary: (i) is a corporation incorporated, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business, the operation of its assets or the ownership or leasing of its properties requires such qualification; and (iii) has full corporate power and authority required to own, lease and operate its assets and to carry on its Business as now being conducted and as presently proposed to be conducted.

3.2          Charter Documents; Books and Records.

(a)           Company has delivered to Purchasers accurate, correct and complete copies of (i) the certificate of incorporation, notice of articles, articles (or similar charter documents) of Company and each Company Subsidiary, including all amendments thereto, as presently in effect; (ii) all share records of each Company Subsidiary, including each Company Subsidiary’s share ledger and copies of any share certificates issued by any Company Subsidiary; (iii) all minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of Company and each Company Subsidiary, Company’s Board of Directors and each Company Subsidiary’s Board of Directors and all committees thereof (collectively, the “Resolutions”); and (iv) all books of account and other financial records of Company and each Company Subsidiary.

(b)           The minute books of Company and each Company Subsidiary accurately and completely reflect all material corporate actions of such Entities’ shareholders, Board of Directors and any committees.

(c)           (i) Company is not in violation of any of the provisions of its certificate of incorporation, notice of articles, articles (or similar charter documents) or Resolutions, and, to the Knowledge of Company, no condition or circumstance exists that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation; and (ii) no Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, notice of articles, articles (or similar charter documents) or Resolutions, and, to the Knowledge of Company, no condition or circumstance exists that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

3.3          Reserved.

3.4          Authority; Binding Nature of Agreements.  Company has all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Agreements to which Company is a party and to carry out the provisions of this Agreement and the other Transaction Agreements.  The execution, delivery and performance by Company of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of Company.  This Agreement has been duly and validly executed and delivered by Company.  Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

3.5          No Conflicts; Required Consents.  No Consents other than those set forth in Schedule 3.5 are required with respect to Company’s, Holdco’s and Sellers’ execution and delivery of this Agreement, the other Transaction Agreements and the consummation of the Transaction.  The execution, delivery and performance of this Agreement or any other Transaction Agreement by Company do not and will not (with or without notice or lapse of time):

(a)           conflict with, violate or result in any breach of (i) any of the provisions of Company’s or any Company Subsidiary’s certificate of incorporation, notice of articles, articles (or similar charter documents); (ii) any Resolutions; (iii) any of the terms or requirements of any Governmental Approval held by Company or any Company Subsidiary or any of their respective employees; or (iv) any provision of any Company Contract;

(b)           give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Company or any Company Subsidiary is subject; (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Company Contract; or (iv) revoke, suspend or modify any Governmental Approval;

(c)           result in the imposition or creation of any Encumbrance upon or with respect to any assets of Company or any Company Subsidiary (other than any Encumbrances created in connection with the Year 1 Note and the Future Payment Notes); or

(d)           except for applicable requirements, if any, under any Antitrust Law, require Company or any Company Subsidiary to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.

3.6          Subsidiaries.  Schedule 3.6 sets forth for each Subsidiary of Company (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”) (i) its name and jurisdiction of incorporation, (ii) the number of authorized shares for each class of its capital shares, (iii) the number of issued and outstanding shares of each class of its capital shares, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of its capital shares held in treasury.  All of the issued and outstanding capital shares of each Company Subsidiary have been duly authorized and are validly issued, fully paid, and non-assessable, and have been issued in compliance with all applicable Legal Requirements, including applicable securities Legal Requirements.  Company or one or more Company Subsidiaries hold of record and own beneficially all of the outstanding shares of each Company Subsidiary, free and clear of any restrictions on transfer (other than restrictions under applicable Legal Requirements), Taxes, Encumbrances, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Company or any Company Subsidiaries to sell, transfer, or otherwise dispose of any capital shares of any of Company Subsidiary or that could require any Company Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital shares.  There are no outstanding share appreciation, phantom share, profit participation, or similar rights with respect to any Company Subsidiary.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital shares of any Company Subsidiary.  Neither Company nor any Company Subsidiary controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Company Subsidiary.  Neither Company nor any Company Subsidiary owns or has any right to acquire, directly or indirectly, any outstanding capital shares of, or other equity interests in, any Person.  The Purchased Shares constitute all of the outstanding capital shares and any other outstanding equity or ownership interests of the Company Subsidiaries.

3.7          Financial Statements.

(a)           Company Financial Statements.  Company has previously delivered to Purchasers the following financial statements (the “Company Financial Statements”): (i) the audited balance sheets, and the related statements of operations, changes in shareholders’ equity, and cash flows, of Company as of and for the fiscal years ended April 30, 2009, 2008 and 2007, together with the notes thereto, and (ii) the unaudited balance sheets, and the related unaudited statements of operations, changes in shareholder’s equity, and cash flows, of Company as of and for the twelve months ended April 30, 2010.

(b)           IMW Colombia Financial Statements.  Company has previously delivered to Purchasers the following financial statements (the “IMW Colombia Financial Statements”): (i) the audited balance sheets, and the related statements of operations, changes in shareholders’ equity, and cash flows, of IMW Colombia Ltda. (“IMW Colombia”) as of and for the fiscal years ended December 31, 2009, 2008 and 2007, together with the notes thereto, and (ii) the unaudited balance sheets, and the related unaudited statements of operations, changes in shareholder’s equity, and cash flows, of IMW Colombia as of and for the four months ended April 30, 2010.

(c)           IMW China Financial Statements.  Company has previously delivered to Purchasers the following financial statements (the “IMW China Financial Statements”): the audited balance sheets, and the related statements of operations, changes in shareholders’ equity, and cash flows, of IMW Compressors (Shanghai) Co., Ltd. (“IMW China”) as of and for the fiscal years ended December 31, 2009, 2008 and 2007, together with the notes thereto.

(d)           IMW Bangladesh Financial Statements.  Company has previously delivered to Purchasers the following financial statements (the “IMW Bangladesh Financial Statements”): (i) the unaudited (externally prepared) balance sheets, and the related statements of operations, changes in shareholders’ equity, and cash flows, of IMW CNG Bangladesh Ltd. (“IMW Bangladesh”) as of and for the fiscal years ended June 30, 2009, 2008 and 2007, together with the notes thereto, and (ii) the unaudited balance sheets, and the related unaudited statements of operations, changes in shareholder’s equity, and cash flows, of IMW Bangladesh as of and for the ten months ended April 30, 2010.  The Company Financial Statements, IMW Colombia Financial Statements, the IMW China Financial Statements and the IMW Bangladesh Financial Statements are collectively referred to herein as the “Financial Statements”).

(e)           All of the Financial Statements (i) are true, accurate and complete in all respects; (ii) are consistent with the books and records of Company and the Company Subsidiaries; (iii) present fairly and accurately the financial condition of Company and the Company Subsidiaries as of the respective dates thereof and the results of operations, changes in shareholder’s equity and cash flows of Company and the Company Subsidiaries for the periods covered thereby; and (iv) have been prepared in accordance with Canadian GAAP, applied on a consistent basis throughout the periods covered; provided, however, that the interim balance sheets are subject to year-end adjustments consistent with past practice (which will not be material individually or in the aggregate) and do not contain all of the footnotes required by Canadian GAAP.  All reserves established by Company and the Company Subsidiaries and set forth in the Financial Statements are adequate for the purposes for which they were established.  Company and the Company Subsidiaries have delivered to Purchasers copies of all letters from Company’s and the Company Subsidiaries’ auditors delivered to Company and the Company Subsidiaries during the past thirty-six (36) months together with copies of all responses thereto.

(f)            Schedule 3.7(f) sets forth an accurate, correct and complete breakdown and aging of each of Company’s and each Company Subsidiary’s accounts payable (including to all of its suppliers) as of April 30, 2010.

3.8          Absence of Undisclosed Liabilities.  Neither Company nor any Company Subsidiary has any Liabilities other than (i) those set forth in the Financial Statements; and (ii) those incurred in the ordinary course of business since December 31, 2009 which are not individually or in the aggregate material in nature.

3.9          Absence of Changes.  Since December 31, 2009, (i) Company and the Company Subsidiaries have conducted the Business in the ordinary course of business and (ii) no event or circumstance has occurred that could reasonably have a Material Adverse Effect on Company or the Business.  Without limiting the generality of the foregoing, since December 31, 2009, neither Company nor any Company Subsidiary has:

(a)           acquired by merging, amalgamating, arranging or consolidating with, or by purchasing any equity securities or assets of, or by any other manner, any business or any Entity;

(b)           sold, transferred, leased, licensed or otherwise encumbered any of its assets, except in the ordinary course of business consistent with past practice;

(c)           entered into any Contracts, except on commercially reasonable terms in the ordinary course of business;

(d)           violated any applicable Legal Requirement;

(e)           changed or announced any change to the Company Products;

(f)            violated, terminated or amended any Company Contract or Governmental Approval;

(g)           commenced any Proceeding;

(h)           issued, sold, contracted to issue or sell, pledged, disposed of, granted, encumbered, spilt, reclassified or authorized the issuance, sale, pledge, disposition, grant, split, reclassification or encumbrance of (1) any equity or similar interest in any Company Subsidiary or (2) any options, warrants, convertible securities or other rights of any kind to acquire any equity or similar interest in any Company Subsidiary;

(i)            purchased, leased, licensed or otherwise acquired any assets, except for supplies acquired by the Company or any Company Subsidiary in the ordinary course of business;

(j)            made any capital expenditure in excess of $100,000, individually or in the aggregate;

(k)           incurred any Indebtedness;

(l)            provided any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage to any Person, including any of the customers, shareholders, officers, employees or directors of Company, other than those made in the ordinary course of business;

(m)          changed its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records;

(n)           changed the terms of its Accounts Payable, Accounts Receivable or Subsidiary Accounts Receivable or taken any action directly or indirectly to cause or encourage any acceleration or delay in the payment, collection or generation of its accounts, Accounts Receivable or Subsidiary Accounts Receivable;

(o)           incurred or become subject to any Liability or settled any Liability, contingent or otherwise, except current Liabilities in the ordinary course of business;

(p)           amended its certificate of incorporation, notice of articles, articles or similar charter documents;

(q)           accelerated, amended or changed the period of exercisability or vesting of any options or rights to acquire any equity or similar ownership interest in Company or other rights granted under any Company Benefit Plans, except as specifically contemplated in this Agreement;

(r)            hired any new employee other than in the ordinary course of business; terminated any officer or key employee of Company; increased the annual level of compensation of any existing employee other than in the ordinary course of business and consistent with past practice; established or adopted any Company Benefit Plan; or granted any bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant other than in the ordinary course of business and consistent with past practice;

(s)           made any severance payments to any employee, officer or director or entered into any Company Contracts that contemplate such severance payments;

(t)            with respect to any Company Subsidiary, made, amended, or revoked any election relating to Taxes; adopted or changed any accounting method relating to Taxes; filed any amendment to any Tax Return; entered into any Tax sharing, allocation, indemnity or similar agreement; entered into any closing agreement; settled or compromised any claim or assessment relating to Taxes; consented to any extension or waiver of the limitations period applicable to any Taxes or Tax Returns; or

(u)           entered into any Contract or otherwise agreed to take any of the actions described in clauses (a) through (t) above.

3.10        Accounts Receivable.  The Accounts Receivable and Subsidiary Accounts Receivable are (i) valid and legally binding obligations of the account debtor enforceable in accordance with its terms, free and clear of all Encumbrances, and not subject to setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent; (ii) a true and correct statement of the account for merchandise actually sold and delivered to, or for services actually performed for and accepted by, such account debtor; and (iii) fully collectible and will be collected within sixty (60) days.

3.11        Indebtedness.  Schedule 3.11 lists all Indebtedness of Company or any Company Subsidiary, setting forth as to each item the principal amount outstanding, the per annum interest rate and the maturity date.  All such Indebtedness is reflected on the Financial Statements and Company is not in breach (or has received notice of breach or default) or default under any of the terms or conditions set forth in any loan document or other document or instrument related thereto.  All such Indebtedness is prepayable at any time without penalty or premium at the option of Company, and neither the execution of this Agreement nor the consummation of the Transaction will result in any penalty or incurrence of any additional obligation or change of any terms with respect to any such Indebtedness.

3.12        Inventory.  All items in Company’s Inventory consist of items of a quality, quantity and condition usable and salable in the ordinary course of Company’s business without discount or reduction, conform to generally accepted standards in the industry of which Company is a part, are free of material defects, materially meet Company’s current standards and specifications and comply in all material respects with applicable Legal Requirements, are at levels consistent with past practices of the business of Company, and are physically present without damage, loss or shrinkage.  The value of the Inventory reflected on the Financial Statements was in each instance, (a) prepared from Company’s books and records in accordance with Canadian GAAP applied consistently with past practices and correctly valued on such balance sheet, (b) not subject to any write-down or write-off in excess of the Inventory reserves stated in the Financial Statements and (c) net of adequate reserves for damaged, excess, slow moving, obsolete and unsalable items.

3.13        Material Contracts.

(a)           Schedule 3.13 sets forth an accurate, correct and complete list (specifying the applicable subsection of this Section 3.13(a) to which such disclosure applies) of all Contracts to which Company or any Company Subsidiary is a party (“Company Contracts”) to which any of the descriptions set forth below may apply (the “Material Contracts”):

(i)            Contracts relating to profit sharing, share option, employee share purchase or other plan or arrangements providing for deferred or other compensation (including any bonuses or other remuneration and whether in cash or otherwise), to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other agreement with any labor union, or severance agreements, programs, policies or arrangements;

(ii)           Contract for the employment by Company or any Company Subsidiary of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis involving annual compensation in excess of $100,000 or Contracts relating to loans by Company or any Company Subsidiary to officers, directors, shareholders or Affiliates of Company or any Company Subsidiary;

(iii)          Contract or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing an Encumbrance on any material asset or group of assets of Company or any Company Subsidiary;

(iv)          Contracts under which Company or any Company Subsidiary is lessee of or holds or operates any personal property owned by any other Person, except for any lease of personal property under which the aggregate annual rental payments do not exceed $20,000;

(v)           Contracts under which Company or any Company Subsidiary is lessor or that permits any third party to hold or operate any property, real or personal, owned or controlled by Company or any Company Subsidiary;

(vi)          Contract or group of related Contracts with the same party or group of affiliated parties the performance of which involves consideration in the aggregate in excess of $100,000 annually;

(vii)         Contracts that constitute a license or sublicense to which Company or any Company Subsidiary is authorized to use any third party Intellectual Property that is material to the Business, excluding generally commercially available, off-the-shelf software programs;

(viii)        Contracts that constitute a license or sublicense pursuant to which any third party is authorized to use any Company IP Asset that is material to the Business;

(ix)           Contracts relating to the research, development, clinical trial, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any Company Product;

(x)            Contracts relating to sales, distribution, warehousing, logistics, shipping, supply or franchise arrangements;

(xi)           Contracts with a term of more than six months which are not terminable by Company upon less than 30 days’ notice without penalty and involve consideration in excess of $100,000 annually;

(xii)          Contracts prohibiting Company or any of its Affiliates from freely engaging in any business or competing anywhere in the world;

(xiii)         any other Contract which is material to Company or the Business;

(xiv)        any Contract with any of the customers or suppliers of Company or any Company Subsidiary required to be disclosed pursuant to Section 3.25; or

(xv)         any amendment, supplement or modification (whether written or oral) of any of the foregoing.

(b)           Company has delivered to Purchasers accurate, correct and complete copies of all Material Contracts, including all amendments, supplements, modifications and waivers thereof.  All Material Contracts are in writing.  All Company Contracts that are not Material Contracts do not, in the aggregate, represent a material portion of the Liabilities of Company.

(c)           Each Material Contract is currently valid and in full force and effect, and is enforceable by Company in accordance with its terms.

(d)           Neither Company nor any Company Subsidiary is in breach, default, and no party has notified Company or any Company Subsidiary that it is in breach, default, under any Material Contract.  No event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (a) result in a violation or breach of any of the provisions of any Material Contract; (b) give any Person the right to declare a default or exercise any remedy under any Material Contract; (c) give any Person the right to accelerate the maturity or performance of any Material Contract or to cancel, terminate or modify any Material Contract; or (d) otherwise have a Material Adverse Effect on Company, the Business or any Company Subsidiary in connection with any Material Contract. Neither Company nor any Company Subsidiary has waived any of its rights under any Material Contract.  To the Knowledge of Company, no party to any Material Contract other than Company or any Company Subsidiary is in breach or default under such Material Contract.

(e)           The performance of the Material Contracts will not result in any violation of or failure by Purchasers, Company or any Company Subsidiary to comply with any Legal Requirement.

(f)            The Material Contracts constitute all of the Contracts that Company and the Company Subsidiaries are party to in order to conduct the Business in the manner in which such Business is currently being conducted by Company and the Company Subsidiaries.

(g)           The assignment to Purchasers of any of the Company Contracts shall not result in Purchasers being bound by, or subject to, any non-compete or other restriction on the operation or scope if its businesses, including the Business.

3.14        Intellectual Property.

(a)           Schedule 3.14(a) sets forth an accurate and complete list of all Patents, registered Trademarks, pending applications for registrations of any Trademarks, including ITU Applications, unregistered Trademarks, registered Copyrights, and pending applications for registration of Copyrights, owned or filed by or on behalf of Company or any Company Subsidiary (“Registered IP Assets”) and other Patents within the Company IP Assets.  Schedule 3.14(a) specifies as to each the nature of such item, lists the jurisdictions in which each such item has been issued or registered or in which any such application for such issuance and registration has been filed, and indicates any applicable registration or application number.

(b)           All necessary registration, maintenance and renewal fees in connection with the Registered IP Assets have been paid and all necessary documents and certificates in connection with such Registered IP Assets have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered IP Assets.  There are no actions that must be taken by Company or any Company Subsidiary within one hundred twenty (120) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered IP Assets.  To the maximum extent provided for by, and in accordance with, applicable Legal Requirements, Company or a Company Subsidiary has recorded in a timely manner each such assignment of a Registered IP Asset assigned to Company or any Company Subsidiary with the relevant governmental authority, including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

(c)           Company has no Knowledge (i) of any facts, circumstances, or information that would (x) render any of the Company IP Assets invalid or unenforceable; (y) would adversely affect any pending application for any of the Registered IP Assets; or (z) would adversely affect, limit, restrict, impair, or impede the ability of Company to use and practice the Company IP Assets upon and after the Closing on an exclusive basis, to conduct the Business in the manner in which the Business is currently being conducted or is planned to be conducted by Company and the Company Subsidiaries; or (ii) that any Company IP Assets are involved in any interference, reexamination, cancellation, or opposition proceeding, or any other currently pending or threatened Proceeding challenging the ownership, use, validity, or enforceability of, any Company IP Assets.  The Company IP Assets are valid, subsisting, in full force and effect, have not been abandoned or passed into the public domain, and were prosecuted in good faith.

(d)           Company and the Company Subsidiaries have taken reasonable steps sufficient to safeguard and maintain the secrecy and confidentiality of and its proprietary rights in all of the Company IP Assets not otherwise protected by patents, patent applications, or copyright or trademark law.  Company has no Knowledge of any misappropriation or unauthorized disclosure of any Confidential Information related to Company, any Company Subsidiary or the Business or breach of obligations of confidentiality with respect to such.  No present or former employee of Company or any Company Subsidiary has any right, title or interest, directly or indirectly, in whole or in part, in any Company IP Assets, including by virtue of any Moral Right or right with respect to publicity, privacy, name or identity.  In each case in which Company or any Company Subsidiary has acquired ownership of any Company IP Assets from any Person, including any officer or employee, Company or a Company Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights, and a wavier of any and all non-assignable rights, including Moral Rights, in such Company IP Assets (including the right to sue for all past, present, and future infringements, unauthorized uses or disclosures, or misappropriations with respect thereto) to Company or a Company Subsidiary.  To the Knowledge of Company, no employee, consultant or independent contractor of Company or any Company Subsidiary is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by Company or any Company Subsidiary in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement, or similar agreement.

(e)           Schedule 3.14(e) sets forth a complete and accurate list of all Company Contracts (i) granting any Intellectual Property License, (ii) containing a covenant either not to compete or not challenge the validity or ownership of the Intellectual Property Rights of a third party or otherwise limiting Company’s or any Company Subsidiary’s ability to (x) exploit fully any of the Company IP Assets or (y) conduct the Business in any market or geographical area or with any Person, or (iii) under which Company or any Company Subsidiary has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability, or provide a right of rescission, with respect to the infringement, unauthorized use or disclosure, or misappropriation by Company, any Company Subsidiary or other Person of the Intellectual Property Rights of any Person other than Company.  None of the parties to any such Contract is in breach thereof, and there is no dispute under any such Contract regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by Company or any Company Subsidiary thereunder.  No Contract grants to or authorizes the retention of any joint ownership interest or exclusive license of, or other exclusive right with respect to, any of the Company IP Assets by any Person.

(f)            Company is the sole and exclusive owner of all right, title and interest in and to all of the Registered IP Assets, and each of the other Copyrights in any works of authorship prepared by or for Company or any Company Subsidiary that resulted from or arose out of any work performed by or on behalf of Company or any Company Subsidiary or by any employee, officer, consultant or contractor of any of them which are Company IP Assets.  Each of the Company IP Assets is either (i) solely and exclusively owned by Company or a Company Subsidiary and has not been exclusively licensed to any other Person, or (ii) is duly and validly licensed to Company or a Company Subsidiary for use and practice in the manner in which it is being used and practiced or is planned to be used and practiced in the conduct of the Business by Company and the Company Subsidiaries.  Upon the Closing, each of the Company IP Assets  will be owned by Purchasers or will be immediately available for use and practice by Purchasers on terms and conditions identical to those under which Company or a Company Subsidiary currently uses or practices such Company IP Assets, and fully assignable and transferable, alienable and licensable by Purchasers, without any affirmative act by Company, any Company Subsidiary, Purchasers or any other Person, including any assignment, release, Consent, approvals, immunities or other rights not yet obtained or payment of any kind.  Such ownership and right to use and practice are (and upon the Closing, will be) free and clear of, and without liability under, any adverse claim of any kind, including any Encumbrance.  Other than as set forth on Schedule 3.14(f), no Person other than Purchasers shall have any right, title and interest in the Company IP Assets, including by virtue of any Intellectual Property License, immediately following the Closing.

(g)           Neither the execution, delivery, and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with, result in a breach of or default under, modify, accelerate, or terminate, or give rise to a right to modify, accelerate, or terminate, any Intellectual Property License, (ii) will cause the forfeiture or termination or give rise to a right of forfeiture or termination of or result in any loss of, or the diminishment in value of, any Company IP Assets, including by in any way impairing the right of Purchasers to use or practice or bring any action for the infringement, unauthorized use or disclosure, or misappropriation of any Company IP Assets, (iii) result in (x) Purchasers, Company or any Company Subsidiary granting to any Person any right to, or with respect to, any of the Intellectual Property Rights owned by, or licensed to, Company, any Company Subsidiary, Purchasers or any of their respective Affiliates; (y) Company, any Company Subsidiary, Purchasers or any of their respective Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the Business; or (z) Company, or any Company Subsidiary, Purchasers or any of their respective Affiliates being obligated to pay any royalties or other amounts to any Person.  No Company IP Assets or Products are subject to any Proceeding, Order, stipulation or Contract that restricts in any manner the use, transfer or licensing thereof by Company or any Company Subsidiary or that may affect the validity, use or enforceability of such Company IP Assets.

(h)           The conduct of the Business in the manner in which the Business is currently being conducted or is planned to be conducted by Company and Company Subsidiaries, including but not limited to the design, development, use, import, export, branding, advertising, promotion, marketing, manufacture and sale of products (including any currently under development) and services (including manufacturing and process development services) in connection with the Business, does not and will not, and will not when operated substantially in the same manner following the Closing, constitute infringement, unauthorized use or disclosure, or misappropriation of any Intellectual Property Rights or Confidential Information of any Person, violate any right of any Person (including any Moral Right or Publicity Right), defame or libel any Person or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither Company nor any Company Subsidiary has received notice from any Person claiming that such operation or any Company Product in connection with the Business infringes, uses or discloses without authorization, or misappropriates any Intellectual Property Rights or Confidential Information of any Person (including any Moral Right or Publicity Right), invites the taking of a license, authorization, covenant not to sue or the like under any Intellectual Property Rights or Confidential Information, or defames or libels any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Company have Knowledge of any basis therefor).  Neither Company nor any Company Subsidiary is party to any pending or, to the Knowledge of Company, threatened Proceeding which involves a claim of infringement, unauthorized use or disclosure, or misappropriation or otherwise arising out of a right or claimed right of any Person with respect to any Intellectual Property Rights or Confidential Information.

(i)            The Company IP Assets owned by or licensed to Company and included in the Purchased Assets include all of the Intellectual Property Rights and Technology that are used to conduct the Business by Company and the Company Subsidiaries.

(j)            Except with respect to licenses of commercial off-the-shelf software or under a license listed in Schedule 3.14(j), neither Company nor any Company Subsidiary is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Company IP Assets, or other Person, with respect to the use or practice thereof or in connection with the conduct of the Business in the manner in which the Business is currently being conducted or is planned to be conducted by Company and Company Subsidiaries.

(k)           To the Knowledge of Company, no Person is infringing, using or disclosing without authorization, or misappropriating any Company IP Assets owned by or exclusively licensed to Company or any Company Subsidiary.  Neither Company nor any Company Subsidiary has made any such claims against any Person with respect to any Company IP Assets, and neither Company nor any Company Subsidiary has invited any Person to take a license, authorization, covenant not to sue or the like with respect to any Company IP Assets.  Each current employee of Company and each Company Subsidiary has signed the form of non-disclosure agreement set forth in Schedule 3.14(k).

(l)            Company and the Company Subsidiaries have complied with all applicable Legal Requirements and with their respective published privacy policies relating to privacy and data security, including with respect to the collection, use, disclosure and transfer of Personally-Identifiable Information.  To the Knowledge of Company, there have been no unauthorized or accidental accesses, acquisitions, disclosures, intrusions or breaches of security of Personally-Identifiable Information maintained by or on behalf of Company or any Company Subsidiary, nor any complaints, notices to, or claims asserted by any person or entity (including any Governmental Authority) regarding the collection, use, transmission, disclosure or sharing of Personally-Identifiable Information by Company or any Company Subsidiary.

(m)          No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Assets.

(n)           Neither Company nor any Company Subsidiary is or ever was a member or promoter of, or a contributor to, any industry standards setting body or similar organization in connection with which it has become obligated to grant or offer to any other Person any license or right to any Company IP Assets.

3.15        Employees and Consultants.

(a)           Employment Status.  No employee of Company or any Company Subsidiary has been granted the right to continued employment by Company, any Company Subsidiary or any successors of the foregoing.  To the Knowledge of Company, no officer, director, employee or independent contractor of Company or the Company Subsidiaries (collectively, the “Workers”) intends to terminate his or her employment or other relationship with Company, nor does Company have a present intention to terminate the employment or other relationship of any Worker.  Schedule 3.15(a) lists all employee manuals and handbooks and policy statements relating to the employment or other relationship of Workers with Company and the Company Subsidiaries as of May 31, 2010 and Company has delivered to Purchasers accurate and complete copies of the same.

(b)           Compensation.  Schedule 3.15(b) sets forth an accurate and complete list of all (i) employees of Company and the Company Subsidiaries, including each employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, vested and unvested equity interests, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise), (ii) individuals who are currently performing services for Company or a Company Subsidiary who are classified as independent contractors, including the respective compensation of each consultant or independent contractor, and (iii) any employees or independent contractors of an Affiliate of Company that perform services for Company or a Company Subsidiary. Schedule 3.15(b) sets forth all (i) bonuses, severance payments, termination pay, equity interests, and other compensation or benefits of any kind (whether pursuant to an oral or written agreement or understanding, statute, or otherwise) paid to, accrued with respect to, any present or former Worker since December 31, 2009; (ii) increases in any employee’s wage or salary since December 31, 2009 (other than increases in the ordinary course of business consistent with past practice) or (iii) increases or changes in any other benefits or insurance provided to any employees since December 31, 2009 (other than increases or changes in the ordinary course of business consistent with past practice).  Company has listed in Schedule 3.15(b) and delivered to Purchasers accurate and complete copies of all plans, programs, policies, letters, agreements, Contracts, and other arrangements or understandings between Company or any Company Subsidiary and any Workers under which Company or a Company Subsidiary may be obligated to provide to any Worker notice, pay in lieu of notice, severance or any other compensation or benefits as a result of the transaction contemplated by this Agreement or upon termination of employment or any other relationship with Company or any Company Subsidiary.  All independent contractors have been properly classified under applicable Legal Requirements.

(c)           Continuing Benefits.  There is no former employee of Company or any Company Subsidiary who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from Company or otherwise) relating to such former employee’s employment with Company or any Company Subsidiary.  Since January 1, 2003, neither Company nor any Company Subsidiary has been a party to or bound by any Contract that creates or grants to any Person, or provides for the creation or grant of, any share appreciation right, phantom share right or similar right or interest.

(d)           Unions.  Neither Company nor any Company Subsidiary is or, to the Knowledge of the Company, ever has been a party to or otherwise bound by any collective bargaining or other agreements with any trade union, council of trade unions, employee association or other labor organization and no such agreement is presently being negotiated.  Since January 1, 2003, there has not been a representation vote respecting any of the employees of Company or any Company Subsidiary and, to the Knowledge of Company, there are no union organizing campaigns being conducted to authorize representation by any trade union, employee association or other labor organization.  No trade union, employee association or other labor organization holds bargaining rights with respect to any Workers by way of certification, interim certification, voluntary recognition or succession rights, applied to be certified as the bargaining agent of any of the Workers or applied to have the Company or any Company Subsidiary declared a common or related employer.  Since January 1, 2003, there has not been any slowdown, work stoppage, lockout, strike, or other labor dispute or union organizing activity, or any similar activity or dispute, affecting Company or any of its Workers while performing services for Company or any Company Subsidiary.  There is not now pending, and to the Knowledge of Company no Person has threatened to commence, any such slowdown, work stoppage, lockout, strike, or other labor dispute or union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that likely would directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, lockout, strike, or other labor dispute or union organizing activity or any similar activity or dispute.  Neither Company nor any Company Subsidiary has engaged in any unfair labor practices and no unfair labor practices complaint, grievance or arbitration proceeding is pending or threatened against the Company or any Company subsidiary.

(e)           Disputes.  There are no claims, disputes, grievances, or controversies pending or, to the Knowledge of Company, threatened involving any Worker or group of Workers.  There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, family status, marital status, race, place of origin, religion, sexual orientation, physical or mental disability or due to a criminal or summary conviction offence unrelated to employment or intended employment) threatened or pending before any Governmental Authority against Company or any Company Subsidiary pertaining to any Worker.

(f)            Compliance with Legal Requirements.  Each Worker is in compliance with all applicable visa and work permit requirements.  No visa or work permit held by a Worker will expire during the six month period beginning at the date of this Agreement.  Since January 1, 2003, Company and the Company Subsidiaries have complied with all Legal Requirements related to the terms and conditions of employment or retention of its Workers, including but not limited to wages and other compensation, overtime requirements, classification of employees and independent contractors under federal and provincial laws, hours of work, leaves of absence, pay equity, immigration, occupational health and safety, workers’ compensation, human rights and the payment of employment insurance, Canada Pension Plan and other Taxes.  Neither Company nor any Company Subsidiary has any Liability under any Legal Requirements related to employment or retention of any Worker and attributable to an event occurring or a state of facts existing prior to the date of this Agreement.

3.16        Company Benefit Plans.

(a)           Schedule 3.16(a) contains a true, correct and complete list of each pension, profit-sharing, savings, retirement, employment, collective bargaining, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, share purchase, share option, share appreciation, phantom share or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, health, welfare, hospitalization, medical, dental, life (including all individual life insurance policies as to which Company or any of its subsidiaries is the owner, the beneficiary or both), employee loan, educational assistance or fringe plan, program, policy, practice, Contract or arrangement, whether written or oral, formal or informal, funded or unfunded, insured or self-insured, registered or unregistered, and any other employee benefit plan, program, policy, practice, agreement, or arrangement (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) (i) under which any current or former employee, director, consultant or independent contractor of Company or any Company Subsidiary has any present or future right to benefits and (ii) that is maintained, sponsored or contributed to by Company or any Company Subsidiary, or which Company or any Company Subsidiary has any obligation to maintain, sponsor or contribute to, or (iii) with respect to which Company or any Company Subsidiary has any direct or indirect Liability, whether contingent or otherwise (each, a “Company Benefit Plan”).

(b)           Company has provided to Purchasers with respect to each applicable Company Benefit Plan true, correct and complete copies of all the Company Benefit Plans as amended, together with all related documentation, including, without limitation, funding and investment management agreements, summary plan descriptions, the most recent actuarial valuations, financial statements and asset statements, all material opinions and memoranda (whether externally or internally prepared) and all material correspondence with all regulatory authorities or other relevant persons.  No changes have occurred or are expected to occur which would materially affect the information contained in the actuarial reports, financial statements or asset statements required to be provided to Purchasers pursuant to this provision.

(c)           No Company Benefit Plan contains or has ever contained a “defined benefit provision” as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada).

(d)           All Company Benefit Plans have been established, registered, administered, communicated and invested in accordance with all Legal Requirements. No fact or circumstance exists which could adversely affect the registered status of any such Company Benefit Plan.  Neither the Company, nor any of its agents or delegates, has breached any fiduciary obligation with respect to the administration or investment of any Company Benefit Plan.

(e)           Company has made all contributions and paid all premiums in respect of each Company Benefit Plan in a timely fashion in accordance with the terms of each Company Benefit Plan and applicable Laws.  Company has paid in full all contributions and premiums for the period up to the Closing Date even though not otherwise required to be paid until a later date or has made full and adequate disclosure of and provision for such contributions and premiums in the Books and Records.

(f)            No Company Benefit Plan is a multi-employer pension plan as defined under the provisions of any applicable Legal Requirement, nor has the Company or any Company Subsidiary ever contributed to or been a participating employer under any such multi-employer pension plan.

(g)           No Company Benefit Plan provides for retiree benefits or for benefits to retired employees or to the beneficiaries or dependants of retired employees.

(h)           Other than in respect of routine claims for benefits, no Company Benefit Plan, no administrator of any Company Benefit Plan, and no member of any body which administers a Company Benefit Plan,  nor the Company, is subject to any pending action, investigation, examination, claim (including claims for income taxes, interest, penalties, fines or excise taxes) or any other proceeding initiated by any Person, and there exists no state of facts which could reasonably be expected to give rise to any such action, investigation, examination, claim or other proceeding.

(i)            The consummation of the transactions contemplated by this Agreement will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, or any other material liability for Company, any Company Subsidiary or Purchasers.  Neither the consummation of the transactions contemplated by this Agreement nor any termination of the employment of any of Company’s or any Company Subsidiary’s employees will result in or give rise to (i) any obligation to make any severance, retention, termination, change of control, or other payments to present or former employees of Company or any Company Subsidiary, other than obligations to provide notice or pay in lieu of notice to current Workers who are not offered employment by Purchasers, or (ii) the acceleration of any other rights or benefits to any present or former employee or consultant of Company or any Company Subsidiary, whether pursuant to an oral or written agreement or understanding, statute, or otherwise.

(j)            Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Company, any Company Subsidiary, or Purchasers.  None of the Company Benefit Plans will be subject to any surrender fees, deferred sales charges, commissions, or other fees upon termination other than the normal and reasonable administrative fees associated with their amendment, transfer or termination.

3.17        Compliance with Laws.

(a)           Company and the Company Subsidiaries are, and at all times since January 1, 2003 have been, in full compliance with each Legal Requirement that is applicable to such Entity or any of their respective properties, assets, operations or businesses, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any such Legal Requirement.  Neither Company nor any Company Subsidiary has received any notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement.

(b)           To the Knowledge of Company, no Governmental Authority has proposed or is considering any Legal Requirement that may affect Company, any Company Subsidiary, their respective properties, assets, operations or businesses, or Company’s rights thereto, except to the extent that any such Legal Requirement, if adopted or otherwise put into effect, individually or in the aggregate, will not be material to Company.

3.18        Governmental Approvals.

(a)           Company and the Company Subsidiaries have all Governmental Approvals that are necessary or appropriate in connection with the ownership and use of their respective properties or assets or their operation of their respective businesses.  Company and the Company Subsidiaries have made all filings with, and given all notifications to, all Government Authorities as required by all applicable Legal Requirements.  Schedule 3.18(a) contains an accurate, correct and complete list and summary description of all Governmental Approvals, filings or notifications that are material to the Company, the Company Subsidiaries and the Business.  Each such Governmental Approval, filing and notification is valid and in full force and effect, and there is not pending or threatened any Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval, filing or notification.  No violations have been recorded in respect of any Governmental Approvals, and Company knows of no meritorious basis therefor.  No fines or penalties are due and payable in respect of any Governmental Approval or any violation thereof.

(b)           Company has delivered to Purchasers accurate and complete copies of all of the Governmental Approvals, filings and notifications identified in Schedule 3.18(a), including all renewals thereof and all amendments thereto.

3.19        Proceedings and Orders.

(a)           There is no Proceeding pending or threatened against or affecting Company or any Company Subsidiary, any of their respective properties, assets, operations or businesses, or their rights relating thereto.  To the Knowledge of Company, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.  Company has delivered to Purchasers true, accurate and complete copies of all pleadings, correspondence and other documents relating to any such Proceeding.  No insurance company has asserted in writing that any such Proceeding is not covered by the applicable policy related thereto.

(b)           Neither Company, the Company Subsidiaries, their respective officers, directors, agents or employees, nor any of their respective properties, assets, operations or businesses, nor any of their respective rights relating to any of the foregoing, is subject to any Order or any proposed Order.

3.20        Environmental Matters.

(a)           As used in this Agreement, the following terms shall have the meanings indicated below:

(i)            “Environmental and Safety Law” shall mean any Legal Requirement that pertains to (i) the condition or protection of air, groundwater, surface water, drinking water, land or soil, surface or subsurface strata or medium, natural resources or other environmental media, (ii) the protection of human public or occupational health and safety, (iii) the generation, treatment, manufacturing, use, storage, handling, recycling, presence, Release, disposal, transportation or shipment of any Hazardous Materials, or (iv) any other Legal Requirement that relates to pollution or the protection of the environment.

(ii)           “Hazardous Materials” shall mean any material, substance, waste, compound, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or as hazardous waste, special waste, a pollutant, a deleterious substance or a source of contamination or pollution or otherwise regulated by any Governmental Authority or under any Environmental and Safety Law, including petroleum or petroleum products (including crude oil) and any derivative or by-products thereof, natural gas, synthetic gas and any mixtures thereof, or any substance that is or contains mold, radon, friable asbestos, polychlorinated biphenyls, urea formaldehyde or lead, in each case, whether or not defined as hazardous under any Environmental and Safety Law.

(iii)          “Property” shall mean all real property leased or owned by Company or any Company Subsidiary either currently or in the past.

(iv)          “Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.

(v)           “Facilities” shall mean all buildings and Improvements on the Property.

(b)           The Property and the operations of Company and the Company Subsidiaries have at all times since January 1, 2003 been and are in full compliance with all Environmental and Safety Laws.

(c)           Company and each Company Subsidiary, as applicable, has obtained and owns or possesses all Governmental Approvals that are required under Environmental and Safety Laws to conduct the Business as it is presently conducted (collectively, the “Environmental Permits”), and Company or the applicable Company Subsidiary is in compliance in all material respects with all such Environmental Permits, and all such Environmental Permits are in full force and effect, without conditions or restrictions.

(d)           Since January 1, 2003, there has been no Release at the Property or any Facility.  No Hazardous Materials are present in, on, or under, or migrating to, or from, the Property.

(e)           There are no Proceedings pending or threatened against Company, any Company Subsidiary, any Seller or any of their respective Affiliates relating to a violation of Environmental and Safety Law, noncompliance with Environmental Permits, or alleging liability for the presence of Hazardous Materials.  Neither Company nor any Company Subsidiary has received any notice from any Person or Governmental Authority regarding or alleging, and no condition or circumstance currently exists that is reasonably likely to result in (with or without notice or lapse of time or both), a violation or failure to comply with any Environmental and Safety Law or Environmental Permit.

(f)            None of the following exists at the Property or any of the Facilities: any asbestos-containing material in any form which is friable; PCBs; active or out-of-service or underground storage tanks or sites from which such storage tanks have been removed; or landfills, solid waste management units, surface impoundments, waste piles or land disposal areas of any kind.

(g)           Company has made available to Purchasers complete and correct copies of all studies, reports, surveys, assessments, audits, correspondence, investigations, analysis, tests, and other documents (whether in hard copy or electronic form) in Company’s, any Company Subsidiary’s or any of their respective Affiliates’ possession regarding the presence or alleged presence of Hazardous Materials at, on, or affecting the Property, or regarding the Seller’s compliance with any Environmental and Safety Laws.

3.21        Taxes.

(a)           Each of Company and the Company Subsidiaries has correctly computed all Taxes owing by it, prepared and duly and timely filed all federal, state, provincial, municipal, local and foreign returns, estimates, information statements, elections, designations, reports and any other filings related to Tax Returns required to be filed by it, has timely paid all Taxes which are or may become due and payable on or prior to the date hereof and has made adequate provision for Taxes in the Financial Statements. Each of Company and the Company Subsidiaries has made adequate and timely installments of Taxes required to be made.

(b)           Each of Company and the Company Subsidiaries has withheld from each payment made to any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Internal Revenue Code and has paid such amounts when due, in the form required under appropriate Legal Requirement, or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax withheld but not remitted by Company and/or the Company Subsidiaries will be retained in the appropriate accounts and will be remitted by Company and/or the Company Subsidiaries to the appropriate authorities when due.

(c)           Each of Company and the Company Subsidiaries has collected from each receipt from any of the past and present customers (or other Person paying amounts to Company and/or the Company Subsidiaries) or has self-assessed the amount of all Taxes (including goods and services tax and provincial and/or harmonized sales taxes) required to be collected or self-assessed and has paid and remitted such Taxes when due, in the form required under appropriate Legal Requirement, or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax collected but not remitted by Company and/or the Company Subsidiaries will be retained in the appropriate accounts and remitted by it to the appropriate authorities when due.

(d)           Each of Company and the Company Subsidiaries is not and, to the Company’s Knowledge, will not be subject to any assessments, reassessments, levies, penalties or interest with respect to Taxes which will result in any liability on its part in respect of any period ending on or prior to the Closing Date.

(e)           Each of Company and the Company Subsidiaries has not been and is not currently required to file any returns, reports, elections, designations or other filings with any taxation authority located in any jurisdiction outside British Columbia and Canada.

(f)            Each of Company and the Company Subsidiaries have made available to Purchasers or its accountants, copies of all foreign, federal, state, provincial, municipal and local income, added value, GST, HST and PST Tax Returns for each of Company and the Company Subsidiaries filed for all periods beginning with the year ending April 30, 2005.

(g)           Company is a registrant within the meaning of Part IX of the Excise Tax Act (Canada) and its registration number is 10247 4194 RT0001.

(h)           The transfer by Sellers to Finco of Holdco preferred shares (the “Holdco Shares”), in exchange for Finco preferred shares, will occur at fair market value and no election under Section 85 of the Income Tax Act (Canada) will be made with respect to such transfer.

(i)            The exchange of the Holdco Shares for the Finco Note will not result in any Tax under Part IV of the Income Tax Act (Canada) or any other Taxes to Finco.

3.22        Insurance.  Schedule 3.22 sets forth an accurate and complete list of all insurance policies, self-insurance arrangements and fidelity bonds, currently in effect, that insure Company, any Company Subsidiary, the Business and/or the Purchased Assets (collectively, the “Insurance Policies”).  Company has delivered to Purchasers true, correct and complete copies of all Insurance Policies.  Each Insurance Policy is valid, binding, and in full force and effect.  Neither Company nor any Company Subsidiary is in breach of any Insurance Policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach, or permit termination, modification, or acceleration, of any Insurance Policy.  Since January 1, 2003, Company has not received any notice of cancellation or non-renewal of any Insurance Policy.  Schedule 3.22 sets forth an accurate and complete list of all claims filed by Company against its Insurance Policies in the last thirty-six (36) months.  There is no claim under any Insurance Policy that has been improperly filed or as to which any insurer has questioned, disputed or denied liability.  Company has not received any notice of, nor to the Knowledge of Company, do any facts or circumstances exist that might result in, a material increase in the premium for any Insurance Policy.

3.23        Real Property.

(a)           Owned Real Property.  Neither Company nor any Company Subsidiary owns any real property.

(b)           Leased Real Property.  Schedule 3.23(b) sets forth an accurate and complete list of all permits, licenses and leasehold or subleasehold estates and other rights to use or occupy any land, buildings or structures, improvements, fixtures, or other interest in real property held by Company or any Company Subsidiary which involve, individually, consideration in excess of $100,000 annually (the “Leased Real Property”) (including the street address, complete legal description and parcel identification number of each Leased Real Property and the name of the lessor) and a list of all Real Property Leases and other Company Contracts affecting each Leased Real Property.  Company has been in lawful possession of the premises covered by each Real Property Lease since the commencement of the original term of such Real Property Lease and the Real Property Leases constitute all leases and other rights in existence under which any Person has any right to use, possess or occupy any portion of the Leased Real Property.  Company has delivered to Purchasers accurate and complete copies of each Real Property Lease and each Company Contract affecting the Leased Real Property. All Real Property Leases are legally valid and binding and in full force and effect in accordance with their respective terms and there exists no default thereunder, no notice of default has been received by Company or occurrence or condition exists which could result in a default thereunder or termination thereof.

(c)           All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Leased Real Property (the “Improvements”) are, to the Company’s Knowledge, in good condition and repair and sufficient for the operation of the Business.  To the Company’s Knowledge there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted thereon.

(d)           Neither Company nor any tenant under any of the Real Property Leases has (i) made any material alterations, additions or improvement to the Leased Real Property that are required to be removed (or of which any landlord or sublandlord could require removal) at termination of the applicable lease term; or (ii) entered into any written sublease, license, option, right, concession or other agreement or arrangement granting to any Person the right to use or occupy such Leased Real Property or any portion thereof or interest therein.

(e)           None of Company nor any Company Subsidiary has received written notice from any Governmental Authority or other Person that the use and occupancy of any of the Leased Real Property, as currently used and occupied, and the conduct of the Business thereon, as currently conducted, violates in any material respect any deed restrictions or applicable Legal Requirements, including building codes, zoning, subdivision or other land use or similar laws.  None of Company nor any Company Subsidiary has received written notice of any zoning or other land-use regulation proceeding, or any change in any applicable Legal Requirements, which to Company’s knowledge, could affect the use and operation of the Leased Real Property as currently used and operated in any material respect.

(f)            To the Knowledge of Company, there are no expropriation, eminent domain, condemnation or similar proceedings pending or threatened affecting any portion of the Leased Real Property.

(g)           Company and the Company Subsidiaries have all material licenses, certificates of occupancy, permits, authorizations and approvals required to operate the Business and utilize the Leased Real Property to the extent required in the conduct of the Business as currently conducted on such Leased Real Property.  Company and the Company Subsidiaries have all material easements and utility rights required by Legal Requirements or by the normal use and operation of the Leased Real Property to the extent required in the conduct of the Business as currently conducted on such Leased Real Property.

3.24        Title; Sufficiency; Condition of Assets.  Company has good and valid title to all of the Purchased Assets free and clear of any Encumbrances (other than Permitted Encumbrances).  Company has full right and power to sell, convey, assign, transfer and deliver to Purchasers good and valid title to all of the Purchased Assets, free and clear of any and all

Encumbrances (other than Permitted Encumbrances).  The Purchased Assets are not subject to any preemptive right, right of first refusal or other right or restriction.  The sale, transfer and assignment of the Purchased Assets as contemplated by this Agreement will give Purchasers possession of, and the right to use, all the assets used by Company and the Company Subsidiaries to conduct the Business.  Upon Closing, Purchasers will be entitled to the continued possession and use of all Purchased Assets.  The Purchased Assets: (i) are in good operating condition and repair, ordinary wear and tear excepted; (ii) are suitable and adequate for continued use in the ordinary course of business; and (iii) conform to all Legal Requirements.

3.25        Customers and Suppliers.

(a)           Customers.  Schedule 3.25(a) sets forth an accurate, correct and complete list of the 20 largest customers, representatives, dealers or distributors (whether pursuant to a commission, royalty or other arrangement) of the Business, determined on the basis of sales revenues, for each of the fiscal years ended April 30, 2010 and April 30, 2009.

(b)           Suppliers.   Schedule 3.25(b) sets forth an accurate, correct and complete list of:

(i)            the 10 largest suppliers of the Business, determined on the basis of costs of items purchased for each of the fiscal years ended April 30, 2010 and April 30, 2009; and

(ii)           all sole source suppliers of the Business.

(c)           Neither Company nor any Company Subsidiary has entered into any Contract under which Company or any Company Subsidiary or any of their respective Affiliates is restricted from conducting business with any class of customers, in any geographic area, during any period of time or in any segment of the market.  There is no purchase commitment which provides that any supplier will be the exclusive supplier of or distributor for Company or any Company Subsidiary.  There is no purchase commitment requiring Company or any Company Subsidiary to purchase the entire output of a supplier.

(d)           None of Company or any Company Subsidiary has received any notice or other communication, has received any other information indicating, and otherwise has no Knowledge, that any current customer or supplier required to be listed on Schedule 3.25(a) or Schedule 3.25(b) may cease dealing with Company or any Company Subsidiary, may otherwise materially reduce the volume of business transacted by such Person with Company or any Company Subsidiary or otherwise is materially dissatisfied with the service Company or any Company Subsidiary provides such Person.  None of Company nor any Company Subsidiary has any reason to believe that any such Person will cease to do business with Purchasers after, or as a result of, consummation of the Transaction, or that such Person is threatened with bankruptcy or insolvency.  Company has no Knowledge of any fact, condition or event which may, by itself or in the aggregate, adversely affect its relationship with any such Person.

3.26        Transactions with Affiliates.  No Affiliate of Company (a) owns, directly or indirectly, any debt, equity or other interest in any Entity with which Company, any Company Subsidiary or any Seller is affiliated, has a business relationship or competes other than Affiliates that own less than one percent (1%) of the issued and outstanding capital stock of a publicly-traded competitor of Company; (b) is indebted to Company, any Company Subsidiary or any Seller, nor is Company or any Company Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any Affiliate of Company other than with respect to any of Company’s obligations to pay accrued salaries, reimbursable expenses or other standard employee benefits; (c) has any direct or indirect interest in any asset, property or other right used in the conduct of or otherwise related to the Business; (d) has any claim or right against Company, any Company Subsidiary or any Seller, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Affiliate against Company, any Company Subsidiary or any Seller; (e) is a party to any Company Contract or has had any direct or indirect interest in, any Company Contract, transaction or business dealing of any nature involving Company, any Company Subsidiary or any Seller; or (f) received from or furnished to Company or any Company Subsidiary any goods or services (with or without consideration).

3.27        Brokers.  Neither Company nor any Company Subsidiary has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

3.28        Product Return Policies; Warranties.  Schedule 3.28 sets forth the refund or return policies (“Return Policies”) of, and all Warranties given or made by Company, any Company Subsidiary or Sellers.  None of Company, any Company Subsidiary or Sellers has extended or granted any refund rights or given or made any Warranties with respect to any Company Products, other than as set forth in Schedule 3.28.  Except as set forth on Schedule 3.28, none of the Company Contracts contains any implied or explicit Warranty or support obligations with respect to Company Products, including support obligations that may arise on or after the Closing Date with respect to Company Products that have been delivered to customers prior to the Closing Date.  All of the Company Products are in conformity with all applicable contractual commitments and applicable Legal Requirements and all express and implied warranties, if any.  Company has accrued a reserve for Warranties as set forth in the Financial Statements and such reserve is sufficient to cover all Warranties of Company and the Company Subsidiaries outstanding as of the Closing Date.  No Company Product has been subject to any product recall or epidemic failure or other material failure in design or quality and, to the Knowledge of Company, there is no basis for any of the foregoing.  Neither Company nor any Company Subsidiary has been notified of any claims for (and Company does not have any Knowledge of any threatened claims for) any extraordinary product returns, warranty obligations or product services relating to any of the Company Products.  There have been no product recalls, withdrawals or seizures with respect to any of the Company Products.

3.29        Product Liabilities.  Since January 1, 2003, neither Company nor any Company Subsidiary has had, nor does Company or any Company Subsidiary have, any liability (and, to Company’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any of the Company Products.

3.30        OFAC.  Neither Company nor any Company Subsidiary (a) is engaged in any transaction with any Person that is subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or (b) is lending, contributing or otherwise making available any resources (including financial resources) to any Person that is subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

3.31        Cultural Business.  Company does not provide any of the services, or engage in any of the activities of a “cultural business” within the meaning of the Investment Canada Act (Canada).

3.32        Full Disclosure.  No statement (including the representations, warranties and covenants) by Company, any Company Subsidiary, Holdco or Sellers herein or in any exhibit or schedule hereto, including the Company Disclosure Schedule, or in any Transaction Agreement, certificate, written statement or document furnished by Company, any Company Subsidiary, Holdco or Sellers pursuant to this Agreement or in connection with the Transaction contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF SELLERS AND HOLDCO

Sellers and Holdco jointly and severally represent and warrant to Purchasers that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV except to the extent such representations and warranties expressly speak as of an earlier date).

4.1          Authority; Validity of Contemplated Transactions.  Sellers and Holdco have all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Agreements to which they are a party and to carry out the provisions of this Agreement and the other Transaction Agreements.  The execution, delivery and performance by Sellers and Holdco of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of Sellers and Holdco.  This Agreement has been duly and validly executed and delivered by Sellers and Holdco.  Each of this Agreement and the other Transaction Agreements to which any of Sellers and Holdco are a party constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Sellers and Holdco, enforceable against Sellers and Holdco in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

4.2          No Conflicts; Required Consents.  The execution, delivery and performance of this Agreement or any other Transaction Agreement by Sellers and Holdco do not and will not (with or without notice or lapse of time):

(a)           conflict with, violate or result in any breach of (i) any of the provisions of any of Sellers’ or Holdco’s certificate of incorporation, notice of articles, articles or similar organization documents (as applicable), (ii) any of the terms or requirements of any Governmental Approval held by any Seller or Holdco; or (iii) any provision of any Contract to which any Seller or Holdco is a party;

(b)           give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any Seller or Holdco is subject; (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Contract to which any Seller or Holdco is a party; or (iv) revoke, suspend or modify any Governmental Approval;

(c)           result in the imposition or creation of any Encumbrance upon or with respect to the Purchased Assets (other than any Encumbrance created in connection with the Year 1 Note and the Future Payment Notes); or

(d)           except for applicable requirements, if any, under any Antitrust Law, require any Seller or Holdco to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.

4.3          Proceedings.  There are no Proceedings pending or threatened against or affecting any Seller or Holdco or any of their respective Affiliates (a) challenging or seeking to restrain, delay or prohibit the Transaction or (b) preventing any Seller or Holdco from performing its obligations under this Agreement or any Transaction Documents to which it is a party.

4.4          Brokers.  No Seller or Holdco has retained any broker or finder or incurred any Liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

4.5          Sophistication.  Each Seller and Holdco acknowledges that such Seller and Holdco is sophisticated and has such knowledge and experience in financial and business matters that such Seller and Holdco is capable of evaluating the merits and risks of the Transaction.  Each Seller and Holdco acknowledges that such Seller and Holdco has had adequate time and opportunity to review this Agreement and the Transaction Agreements to which such Seller and Holdco is a party and all other documents requested by such Seller and Holdco with such Seller’s and Holdco’s own legal counsel, tax and financial advisor.  Each Seller and Holdco is relying solely on such counsel and advisors for legal, tax and investment advice with respect to the Transaction.

4.6          Non-U.S. Persons.  Each Seller and Holdco (a) is not a “U.S. person” within the meaning of Rule 902 of Regulation S under the Securities Act, as presently in effect, and such Seller is not acquiring the CLNE Shares for the account or benefit of any such U.S. person,

(b) agrees to transfer or resell the CLNE Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to CLNE Shares unless in compliance with the Securities Act, (c) agrees that any certificates for any CLNE Shares issued to such Seller or Holdco shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration and that hedging transactions involving CLNE Shares may not be conducted unless in compliance with the Securities Act, and (d) agrees that Purchasers are permitted to refuse to register any transfer of any CLNE Shares issued to such Seller or Holdco not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

4.7          Conduct Prior to Closing.  Each Seller and Holdco agrees that between the date of this Agreement and the Closing, unless Purchasers shall otherwise consent in writing (which Purchasers may refuse to do in their sole and absolute discretion) or except as expressly contemplated by this Agreement, such Seller and Holdco shall not sell, dispose of, mortgage, pledge or otherwise transfer or encumber any interest in any of the Purchased Assets held by such Seller or Holdco.

4.8          Finco Shares.  Sellers are the record and beneficial owner of all right, title and interest, in and to all of the Finco Shares, free and clear of all Encumbrances.  The delivery to Purchasers of the Finco Shares as contemplated in this Agreement will transfer to Purchasers valid title to the Finco Shares, free and clear of any and all Encumbrances.  The Finco Shares constitute all of the outstanding capital shares and other equity or ownership interests of Finco.

4.9          Finco.  Finco was formed solely for the purpose of engaging in the Transaction, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING PURCHASERS

Each Purchaser represents and warrants to Company, Holdco and Sellers that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V except to the extent such representations and warranties expressly speak as of an earlier date).

5.1          Organization and Good Standing.  Such Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

5.2          Authority; Binding Nature of Agreements.  Such Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements.  The execution, delivery and performance by such Purchaser of this

Agreement and the other Transaction Agreements have been approved by all requisite action on the part of such Purchaser.  This Agreement has been duly and validly executed and delivered by such Purchaser.  Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

5.3          Brokers.  Such Purchaser has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

5.4          Proceedings.  Subject to any Proceeding or any notice of a Proceeding referred to in Section 7.1(g), there are no Proceedings pending or, to the Knowledge of such Purchaser, threatened against or affecting such Purchaser or any of its Affiliates (a) challenging or seeking to restrain, delay or prohibit the Transaction or (b) preventing such Purchaser from performing in all material respects its obligations under this Agreement or any Transaction Documents to which it is a party.

5.5          Status of Canadian AcqCo.  Canadian AcqCo is a taxable Canadian corporation.

5.6          Second Closing Shares.  The Second Closing Shares will have legal stated capital and a redemption value equal to the fair market value of the Finco Shares.

ARTICLE VI

PRE-CLOSING COVENANTS

6.1          Company’s Conduct of the Business Prior to Closing.  Except as set forth on Schedule 6.1, from and after the date hereof and prior to the Closing Date, except with the prior written consent of Purchasers, Company shall, and shall cause the Company Subsidiaries to:

(a)           Conduct the Business in the ordinary course of business (including Patent prosecution);

(b)           Pay all of its Liabilities and Taxes when due, subject to good faith disputes over such Liabilities or Taxes;

(c)           Maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of Company; and

(d)           Use commercially reasonable efforts to (i) preserve intact all rights of Company to retain its employees and (ii) maintain good relationships with employees, licensors, licensees, suppliers, contractors, distributors, customers, and others having business dealings with Company.

6.2          Restrictions on Company’s Conduct of the Business Prior to Closing.  Except as set forth in Schedule 6.2, from and after the date hereof and prior to the Closing Date, except with the prior written consent of Purchasers, Company shall not, and Company shall cause the Company Subsidiaries not to:

(a)           Acquire by merging, amalgamating, arranging or consolidating with, or by purchasing any equity securities or assets of, or by any other manner, any business or any Entity;

(b)           Sell, transfer, lease, license, assign, option or otherwise encumber any of its assets (including any Company IP Assets), except in the ordinary course of business consistent with past practice;

(c)           Take any action not announced prior to the date of this Agreement with respect to the customers, suppliers or distributors of Company or any Company Subsidiary, including providing promotions, coupons, discounts or price increases, other than in the ordinary course of business consistent with past practice;

(d)           Enter into any Contracts, except on commercially reasonable terms in the ordinary course of business;

(e)           Violate any applicable Legal Requirement;

(f)            Change or announce any change to the Company Products;

(g)           Violate, terminate or amend any Company Contract or Governmental Approval;

(h)           Commence any Proceeding other than for (i) the routine collection of Accounts Receivable and Subsidiary Accounts Receivable or (ii) injunctive relief on the grounds that Company or any Company Subsidiary has suffered immediate and irreparable harm not compensable in money damages;

(i)            Issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber, split, reclassify or authorize the issuance, sale, pledge, disposition, grant, split, reclassification or encumbrance of (i) any equity or similar interest in any Company Subsidiary or (ii) any options, warrants, convertible securities or other rights of any kind to acquire any equity or similar interest in any Company Subsidiary;

(j)            Purchase, lease, license or otherwise acquire any assets, except for supplies acquired by Company or any Company Subsidiary in the ordinary course of business;

(k)           Make any capital expenditure in excess of $50,000, individually or in the aggregate;

(l)            Incur any Indebtedness other than within the terms of existing credit facilities;

(m)          Provide any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage to any Person, including any of the customers, shareholders, officers, employees or directors of Company, other than those made in the ordinary course of business;

(n)           Change its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records;

(o)           Change the terms of its Accounts Payable, Accounts Receivable or Subsidiary Accounts Receivable or take any action directly or indirectly to cause or encourage any acceleration or delay in the payment, collection or generation of its accounts, Accounts Receivable or Subsidiary Accounts Receivable, other than in the ordinary course of business consistent with past practice;

(p)           Incur or become subject to any Liability or settle any Liability, contingent or otherwise, except current Liabilities in the ordinary course of business;

(q)           Amend its certificate of incorporation, notice of articles, articles or similar charter documents;

(r)            Accelerate, amend or change the period of exercisability or vesting of any rights granted under any Company Benefit Plans, except as specifically contemplated in this Agreement;

(s)            Hire any new employee other than in the ordinary course of business; terminate any officer or key employee of Company; increase the annual level of compensation of any existing employee; establish or adopt any Employee Benefit Plan; or grant any bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant other than in the ordinary course of business and consistent with past practice;

(t)            Make any severance payments to any employee, officer or director, except payments made pursuant to written agreements outstanding as of the date of this Agreement and listed in Schedule 3.15(b);

(u)           With respect to any Company Subsidiary, make, amend, or revoke any election relating to Taxes; adopt or change any accounting method relating to Taxes; file any amendment to any Tax Return; enter into any Tax sharing, allocation, indemnity or similar agreement; enter into any closing agreement; settle or compromise any claim or assessment relating to Taxes; consent to any extension or waiver of the limitations period applicable to any Taxes or Tax Returns; or

(v)           Enter into any Contract or otherwise agree, in writing or otherwise, to take any of the actions described in Section 6.2(a) through (u) above, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

6.3          No Solicitation.  Until the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to its terms, Sellers, Holdco and Company shall not, and they shall cause the Company’s Representatives, Holdco’s Representatives and Sellers’ Representatives not to,

directly or indirectly, (i) initiate, solicit or encourage any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of Company or any Company Subsidiary (whether by way of merger, amalgamation, arrangement, purchase of capital shares, purchase of assets or otherwise) (a “Competing Transaction”); or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing.  If at any time prior to the earlier of (x) the Closing or (y) the termination of this Agreement pursuant to its terms, Sellers, Holdco or Company is approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), Sellers shall promptly inform Purchasers regarding such contact and furnish Purchasers with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and Sellers shall keep Purchasers informed of the status and details of any future notices, requests, correspondence or communications related thereto.

6.4          Certain Notifications.  From the date of this Agreement until the Closing, Sellers, Holdco and Company shall promptly notify Purchasers in writing regarding any:

(a)           Action taken by Company or any Company Subsidiary not in the ordinary course of business and any circumstance or event that could reasonably be expected to have a Material Adverse Effect on Company or the Business;

(b)           Fact, circumstance, event, or action by Company or any Company Subsidiary (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of Company or Sellers contained in this Agreement or in any Transaction Agreement not being true and correct when made or at Closing;

(c)           Breach of any covenant or obligation of Sellers, Holdco or Company hereunder; and

(d)           Circumstance or event which will result in, or could reasonably be expected to result in, the failure of Sellers, Holdco or Company to timely satisfy any of the conditions to Closing set forth in Article VII;

provided, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect any remedies available to the party receiving such notice.

6.5          Access to Information.  From the date of this Agreement until the Closing, Sellers and Company shall (i) permit Purchasers and their Representatives to have free and complete access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Company, to all premises, properties, personnel, Persons having business relationships with Company and any Company Subsidiary (including suppliers, licensees, customers and distributors), books, records (including Tax records), Contracts, and documents of or pertaining to Company and the Company Subsidiaries; (ii) furnish Purchasers and/or Purchasers’ Representatives with all financial, operating and other data and information related to Company and the Company Subsidiaries (including copies thereof), as Purchasers may reasonably request; and (iii) otherwise cooperate and assist, to the extent reasonably requested by Purchasers, with Purchasers’ investigation of Company and the Company Subsidiaries.  No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

6.6          Reasonable Commercial Efforts.  From the date of this Agreement until the Closing, each of Company, Sellers, Holdco and Purchasers shall use their respective reasonable commercial efforts to cause to be fulfilled and satisfied all of the other party’s conditions to Closing set forth in Article VII.

6.7          Consents.

(a)           Company shall use its commercially reasonable efforts to obtain all Consents needed to consummate the Transaction or that are listed on Schedule 3.5.

(b)           Company and Purchasers shall file all filings required under the Antitrust Laws of any jurisdiction, as soon as practicable following the date hereof, but in any event within ten (10) Business Days following the date hereof (the date on which such filing is made, the “Original Filing Date”).  Purchasers shall pay the applicable filing fee required in connection with any antitrust filing required in connection with the Transaction.  Company and Purchasers shall respond promptly to any request for information that may be issued by any Government Antitrust Entity.  Subject to the terms and conditions herein, Purchasers and Company shall use commercially reasonable efforts to cause the waiting periods under the Antitrust Laws of any jurisdiction, as applicable, to terminate or expire at the earliest possible date after the Original Filing Date (it being understood that this provision is not intended to require any party to seek early termination of any applicable waiting period).  For purposes of this Agreement, “Antitrust Laws” shall mean any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.  Without limiting the generality of Company’s undertakings pursuant to this Section 6.7(b), Company shall, in each case with the consent of Purchasers:

(i)            use its commercially reasonable efforts to prevent the entry in a Proceeding brought under any Antitrust Law by a Governmental Authority with jurisdiction over the enforcement of any applicable Antitrust Laws (“Government Antitrust Entity”) or any other party of any permanent or preliminary injunction or other order that would make consummation of the Transaction in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation; provided that, Purchasers and their counsel shall be responsible for all discussions with any Government Antitrust Entity (after consultation with Company and its counsel) to the maximum extent permitted by Legal Requirement and except as required by any Government Antitrust Entity; and

(ii)           take promptly, in the event that such an injunction or order has been issued in such a Proceeding, any and all steps, including the appeal thereof or the posting of a bond, necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(c)           Subject to applicable Legal Requirements and subject to all applicable privileges, including the attorney-client privilege, Purchasers and Company will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any Antitrust Law, and shall promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Antitrust Entity regarding any such filings or this transaction.

(d)           Notwithstanding anything to the contrary in this Section 6.7 or elsewhere in this Agreement, Purchasers shall not be required to (i) obtain any Consent, (ii) accept material concessions in connection with obtainment of any Consent, (iii) incur any material Liability or obligation of any kind or (iv) violate any applicable Legal Requirement.

6.8          Confidentiality.

(a)           Each party hereto agrees that, for a period commencing on the Closing Date and ending three (3) years following the date that Bradley N. Miller (a Seller under this Agreement) ceases to be an employee of Purchasers or an Affiliate of Purchasers, it will not, and will use reasonable efforts to ensure that its Affiliates will not, through any action or inaction, use (except as contemplated by this Agreement), or disclose to any other Person, any Confidential Information relating to the other party (it being understood that following Closing this Section 6.8 shall apply to the use or disclosure of Company’s Confidential Information by Sellers and Holdco and after Closing shall not apply with respect to the use or disclosure of the Confidential Information of Company by Purchasers); provided, however, that the foregoing prohibitions shall not apply to (i) disclosures that are required by any Legal Requirement (including any rule or regulation of the SEC or of a stock exchange which may require such disclosure) or by a Governmental Authority; (ii) information that is ascertainable or obtained from public or published information or is otherwise publicly known through no wrongful act of the using or disclosing party; (iii) information received from a Person not known after reasonable inquiry to the using or disclosing party to be under an obligation to keep such information confidential; (iv) information independently developed by the using or disclosing party without use of the other party’s information; (v) information that was rightfully known by the disclosing party before receipt from the other party; and (vi) information disclosed to or filed with any Person for the purpose of obtaining consents to, or the financing of, the transactions contemplated by this Agreement.  Notwithstanding anything herein to the contrary, each party to this Agreement may (without prior notification to, or approval or consent by, any other party) disclose to taxing authorities and/or to such party’s representatives (including outside counsel and advisors) any confidential or non-public information that is required to be disclosed in connection with such party’s tax filings, reports, claims, audits, or litigation.

(b)           Notwithstanding Subsection (a) above, in the event a party is required to disclose Confidential Information of another party (in such event, such party is a “Nondisclosing Party,” and the party required to disclose is the “Disclosing Party”) pursuant to any Legal Requirement, and would otherwise be prohibited from doing so under this Section 6.8, the Disclosing Party shall: (i) promptly notify the Nondisclosing Party of the existence, terms and circumstances surrounding such requirement; (ii) consult with the Nondisclosing Party on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required, furnish only that portion of the Confidential Information which the Disclosing Party is legally compelled to disclose and advise the Nondisclosing Party reasonably in advance of such disclosure so that the Nondisclosing Party may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information.  The Disclosing Party shall not oppose actions by the Nondisclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information.

6.9          Indebtedness.  At Closing, Company shall cause there to be no Encumbrances on any of the Purchased Assets, other than Permitted Encumbrances.

6.10        Public Announcements.  No party to this Agreement shall make, or cause or permit to be made, any press release or public announcement, or otherwise communicate with any news media, in respect of this Agreement or the Transaction without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that Purchasers and any Affiliate of Purchasers may, without the prior consent of, but with written notice to, the other parties, make such press release, public disclosure, securities law filings, or public announcement as may be required in Purchasers’ opinion under applicable Legal Requirements, including stock exchange rules and regulations (including the filing of Forms 8-K announcing the Transaction and the filing of this Agreement with the SEC as may be required under applicable Legal Requirements).

6.11        Books and Records.  At the Closing, Sellers and Company shall deliver or cause to be delivered to Purchasers all original documents, books and records relating to the Purchased Assets and Company Subsidiaries that will not automatically transfer to Purchasers (other than any books and records that are Excluded Assets).

6.12        Cooperation.  After the Closing, upon the request of Purchasers, Sellers, Holdco and Company shall (i) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchasers to effect, record or verify the transfer to, and vesting in Purchasers, of Sellers’, Holdco’s and Company’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), in accordance with the terms of this Agreement; and (ii) cooperate with Purchasers, at Purchasers’ expense, to enforce the terms of any Company Contracts, including terms relating to confidentiality and Intellectual Property Rights, and to contest or defend against any Proceeding relating to the Transaction or to the operation of Company’s Business before the Closing Date.

6.13        Non-Competition and Non-Solicitation Agreements.

(a)           First Closing

(i)            Effective as of the First Closing, Company agrees that, for a period commencing on the Closing Date and ending three (3) years following the date that Bradley N. Miller (a Seller under this Agreement) ceases to be an employee of Purchasers or an Affiliate of Purchasers (the “Noncompetition Period”), Company will not (and will cause all of its Affiliates not to), directly or indirectly, anywhere Company and the Company Subsidiaries are conducting their business as of the Closing Date: (i) engage in any Prohibited Business (as defined below); or (ii) own or purchase any interest in, manage, operate, or finance any Person that engages in any Prohibited Business.  “Prohibited Business” means the business of Company and the Company Subsidiaries as currently conducted or as proposed to be conducted.

(ii)           Non-Solicitation of Employees. During the Noncompetition Period, Company shall not, directly or indirectly, whether through a third Person or Affiliate or otherwise, recruit, solicit, induce, invite or otherwise retain or encourage any Person who is employed by or has a contractual or consulting relationship with Purchasers or the Business to accept employment with or enter into a consulting or other business relationship with any Person other than Purchasers or their respective Affiliates, or terminate any such relationship with Purchasers or their respective affiliates.

(iii)          Non-Solicitation of Customers and Suppliers.  During the Noncompetition Period, Company shall not, for its own account or for the account of any other Person, call upon any Person that has purchased any Company Products or that has acted (or may act in the future) as a supplier or vendor of Company or Purchasers with respect to the Company Products for the purpose of soliciting or selling products or services in competition with the Business.  During the Noncompetition Period, Company shall not induce any current, former or potential customer, supplier or vendor of the Business, Purchasers or any of their respective Affiliates to cease doing business in whole or in part with, or otherwise interfere with the business of, the Business, Purchasers or any of their respective Affiliates.

(iv)          The covenants contained in Subsections (i)-(iii) shall be construed as a series of separate covenants, one for each county, city, state, province and country throughout the world.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Subsections (i)-(iii).  If, in any Proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Section 6.13(a) are deemed to exceed the time, geographic or other scope limitations permitted by applicable Legal Requirement, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Legal Requirements.

(v)           Company acknowledges that (1) the goodwill associated with the Business and customer relationships prior to the Closing are an integral component of the value of the Purchased Assets to Purchasers and are reflected in the payments to Company from Purchasers contemplated by this Agreement and (2) Company’s agreements as set forth herein are necessary to preserve the value of the Purchased Assets and the Business, including its goodwill and customer relationships, for Purchasers following Closing.  Company also acknowledges that the limitations of time, geographic scope and scope of activity agreed to in this Agreement are reasonable.

(b)           Third Closing

(i)            Effective as of the Third Closing, Holdco and each Seller agrees that, during the Noncompetition Period, Holdco and each Seller will not (and will cause all of their respective Affiliates not to), directly or indirectly, anywhere Company and the Company Subsidiaries are conducting their business as of the Closing Date: (i) engage in any Prohibited Business; or (ii) own or purchase any interest in, manage, operate, or finance any Person that engages in any Prohibited Business.

(ii)           Non-Solicitation of Employees. During the Noncompetition Period, Holdco and each Seller shall not, directly or indirectly, whether through a third Person or Affiliate or otherwise, recruit, solicit, induce, invite or otherwise retain or encourage any Person who is employed by or has a contractual or consulting relationship with Purchasers or the Business to accept employment with or enter into a consulting or other business relationship with any Person other than Purchasers or their respective Affiliates, or terminate any such relationship with Purchasers or their respective affiliates.

(iii)          Non-Solicitation of Customers and Suppliers.  During the Noncompetition Period Holdco and each Seller shall not, for his own account or for the account of any other Person, call upon any Person that has purchased any Company Products or that has acted (or may act in the future) as a supplier or vendor of Company or Purchasers with respect to the Company Products for the purpose of soliciting or selling products or services in competition with the Business.  During the Noncompetition Period, Holdco and each Seller shall not induce any current, former or potential customer, supplier or vendor of the Business, Purchasers or any of their respective Affiliates to cease doing business in whole or in part with, or otherwise interfere with the business of, the Business, Purchasers or any of their respective Affiliates.

(iv)          The covenants contained in Subsections (i)-(iii) shall be construed as a series of separate covenants, one for each county, city, state, province and country throughout the world.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Subsections (i)-(iii).  If, in any Proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Section 6.13(b) are deemed to exceed the time, geographic or other scope limitations permitted by applicable Legal Requirement, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Legal Requirements.

(v)           Holdco and Sellers acknowledge that (1) the goodwill associated with the Business and customer relationships prior to Closing are an integral component of the value of the Purchased Assets to Purchasers and are reflected in the payments to Holdco and Sellers from Purchasers contemplated by this Agreement and (2) Holdco’s and Sellers’ agreements as set forth herein are necessary to preserve the value of the Purchased Assets and the Business, including its goodwill and customer relationships, for Purchasers following Closing.  Holdco and Sellers also acknowledge that the limitations of time, geographic scope and scope of activity agreed to in this Agreement are reasonable.

6.14        Certain Employee Matters.

(a)           Schedule 6.14 contains a list of key employees of Company to whom Purchasers may (in their sole discretion) make an offer of continued employment, including in some or all cases by offering to enter into an employment agreement with such employees, such offers to be contingent upon Closing (“Key Employees”).  Sellers, Holdco and Company shall, prior to Closing, cooperate with Purchasers’ reasonable requests for information and cooperation pertaining to employees, employee benefit matters and the employment by Company of the Key Employees and shall not attempt, or in any way discourage the Key Employees from accepting any offer of continued employment made to them by the Purchasers.

(b)           Subject to the Closing and the terms of this Agreement, Purchasers agree to offer employment effective as of the Closing Date on terms substantially similar in the aggregate to those existing as of the Closing Date to all of the individuals who are employees of Company as at the Closing Date (the “Designated Employees”).

(c)           In this Agreement, “Transferred Employees” means those Designated Employees and Key Employees who have accepted the Purchasers’ offer of employment made pursuant to this Section 6.14 and “Employee Start Date” means the Closing Date or such later date on which a Transferred Employee commences active employment with Purchasers.

(d)           Purchasers shall not assume any of the Company Benefit Plans or Liability for accrued benefits or any other Liability under or in respect of any of the Company Benefit Plans.  The Transferred Employees shall, as of their applicable Employee Start Date, cease to accrue further benefits under the Company Benefit Plans.

(e)           Without limiting Company’s obligations in respect of Persons employed by Company prior to the Closing Date, Company shall be responsible for: (i) all Liabilities for salary, wages, bonuses, commissions, vacation pay and other compensation relating to employment of all Persons by the Company prior to the Closing Date and all Liabilities under or in respect of the Company Benefit Plans; (ii) all severance payments, damages for wrongful dismissal and all related costs in respect of the termination by Company of the employment of any Designated Employee who does not become a Transferred Employee based upon the existence of any written or verbal contract or arrangement with such Designated Employee (it being agreed that Purchasers will be responsible for all severance payments, damages for wrongful dismissal and all related costs in respect of the termination by Company of the employment of any Designated Employee who does not become a Transferred Employee where it is finally determined by a court of competent jurisdiction that the terms of offer made to such Designated Employee was not substantially similar in the aggregate to those existing as of the Closing Date for such Designated Employee); (iii) all Liabilities for claims for injury, disability, death or workers’ compensation arising from or related to employment by Company prior to the Closing Date; and (iv) all employment-related claims, penalties and assessments in respect of employment by Company and arising out of matters which occurred prior to the Closing Date.

6.15        Registration of CLNE Shares.

(a)           Purchasers shall use their reasonable best efforts to cause the CLNE Shares to be registered under the Securities Act so as to permit the resale thereof from time to time in accordance with the Sellers’ intended method of disposition (which may include, without limitation, short sales or other hedging transactions) and in connection therewith shall use its reasonable best efforts to prepare and file a registration statement (the “Registration Statement”) with the SEC with respect to the CLNE Shares prior to the Closing Date, and shall use their reasonable best efforts to cause the Registration Statement to become effective on or prior to the Closing Date; provided, however, that Company, Holdco and Sellers shall provide all such information and materials to Purchasers and take all such action as may be required in order to permit Purchasers to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement.  Such provision of information and materials is a condition precedent to the obligations of Purchasers pursuant to this Section 6.15.

(b)           Purchasers shall:  (i) prepare and file with the SEC the Registration Statement in accordance with Section 6.15(a) with respect to the CLNE Shares; (ii) prior to the Closing Date and, if requested by Sellers in connection with any subsequent resale of CLNE Shares, enter into an agreement (the “Underwriting Agreement”) with an underwriter designated by the Sellers in connection with the resale of the CLNE Shares that is customary for underwritten offerings of equity securities in accordance with Sellers’ intended method of distribution, in form and substance reasonably satisfactory to such underwriter, which Underwriting Agreement shall include, without limitation, customary provisions relating to the indemnification of, and contribution in connection with the liability of, the underwriter and its and its affiliates (including, without limitation, any such affiliate that is a counterparty to an equity derivative transaction with a Seller relating to the CLNE Shares), the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and providing such underwriter a reasonable opportunity to conduct a due diligence investigation of the Purchasers; (iii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith, and take such other actions, as may be reasonably necessary to keep such Registration Statement continuously effective until the earlier of (A) the one-year anniversary of the Closing Date and (B) the date on which all of the CLNE Shares have been sold by the Sellers; and (iv) comply with the provisions of the Securities Act with respect to the offer and sale or other disposition of all securities proposed to be registered in the Registration Statement.

(c)           Notwithstanding any other provision of this Section 6.15, Purchasers shall have the right at any time after the fifteenth (15th) NASDAQ Global Market trading day following the date on which the Registration Statement is declared effective to require that Sellers suspend open market offers and sales of CLNE Shares for the period of time specified in this Section 6.15(c) if, in the reasonable, good-faith judgment of Purchasers, there is in existence material undisclosed information or events with respect to Purchasers (the “Suspension Right”).  In the event Purchasers exercise the Suspension Right, such suspension will continue for the shorter of (i) the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Purchasers or (ii) the period until such time as the information or event is no longer material, each as reasonably determined in good faith by Purchasers; provided that in no event may the aggregate number of days on which offers and sales have been suspended pursuant to this Section 6.15(c) exceed twenty (20) trading days.  Purchasers will promptly give Company, Holdco and Sellers notice, in a writing signed by an executive officer of Clean Energy, of any such suspension (the “Suspension Notice”).  Purchasers agree to notify Company, Holdco and Sellers promptly upon termination of the suspension (the “Resumption Notice”).

(d)           Purchasers shall pay all of the registration and filing fees and fees and disbursements of Purchasers’ outside counsel and independent registered public accounting firm incurred in connection with any registration of CLNE Shares pursuant to this Section 6.15.

6.16        Corporate Name.  Company will take all actions necessary to, effective as of the Closing Date, change its corporate name to one dissimilar to “I.M.W. Industries Ltd.”

6.17        SEC Filings.  Purchasers will use commercially reasonable efforts to file, as soon as reasonable practicable following Purchasers’ receipt of the Audited Financial Statements, with the SEC the Audited Financial Statements, the pro forma financial information required by Form 8-K under the Exchange Act in connection with the Transaction (such pro forma financial information to be prepared by Purchasers after their receipt of the Audited Financial Statements) and a description of the business of Company and the Company Subsidiaries.

ARTICLE VII

CONDITIONS TO CLOSING

7.1          Conditions to Purchasers’ Obligation to Consummate First Closing.  The obligations of Purchasers to consummate the First Closing shall be subject to the satisfaction, on or prior to the First Closing, of each of the following conditions, any of which may be waived by Purchasers in writing:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties made by Company and Sellers in Section 3.4, Section 3.17, Section 4.1 and Section 4.8 in this Agreement shall be true and correct in all respects (disregarding the presence of any materiality or similar qualifiers contained therein) and (ii) all of the other representations and warranties made by Company, Holdco and Sellers in this Agreement and the Transaction Agreements and qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, on the Closing Date with the same force and effect as if this Agreement had been executed on and as of the Closing Date.  Company, Holdco and Sellers shall have duly performed all of the agreements and covenants and satisfied all of the conditions to be performed or complied with by them on or prior to the Closing Date (including agreements of Sellers to cause Company to take or refrain from taking certain actions).

(b)           Documents.  Company, Holdco and Sellers shall have delivered to Purchasers all of the documents and agreements set forth in Section 2.1.

(c)           No Proceedings.  Since the date of this Agreement, no Proceeding shall have been commenced or threatened against Purchasers, or against any Representative of Purchasers (a) involving any challenge to, or seeking Damages or other relief in connection with, the Transaction; or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Transaction.

(d)           No Material Adverse Effect.  No event that has had, or could reasonably be expected to have, a Material Adverse Effect on Company or the Business shall have occurred since the date hereof.

(e)           Employment Agreements.  The Employment Agreements with Purchasers shall have been duly executed by no less than 80% of the Key Employees and all such Employment Agreements shall continue to be in full force and effect as of the Closing Date and no Employment Agreements shall have been amended.

(f)            Audited Financial Statements; SEC Filings.

(i)            Sellers and Company shall have delivered to Purchasers the Audited Financial Statements, which shall be in form and substance (1) acceptable to Purchasers and (2) necessary and appropriate (in Purchasers’ sole judgment) for Purchasers to satisfy their Form 8-K filing requirements under the Exchange Act (including the requirement to file pro forma financial information in connection with the Transaction (such pro forma financial information to be prepared by Purchasers after their receipt of the Audited Financial Statements).

(ii)           The Audited Financial Statements, the pro forma financial information required by Form 8-K under the Exchange Act in connection with the Transaction and a description of the business of Company and the Company Subsidiaries shall have been filed with the SEC.

(g)           National Security.  The Minister of Industry shall not have sent to Purchasers a notice under subsection 25.2(1) of the Investment Canada Act (Canada) and the Governor in Council shall not have made an order under subsection 25.3(1) of the Investment Canada Act (Canada) in relation to the Transaction or, if such a notice has been sent or such an order has been made, Purchasers shall have subsequently received (i) a notice under paragraph 25.2(4)(a) of the Investment Canada Act (Canada) indicating that no order for the review of the Transaction on grounds of national security will be made, (ii) a notice under paragraph 25.3(6)(b) of the Investment Canada Act (Canada) indicating that no further action will be taken in respect of the Transaction or (iii) a copy of an order under paragraph 25.4(1)(b) authorizing the Transaction, provided that such order is on terms and conditions satisfactory to Purchasers in their sole discretion.

(h)           Registration Statement.  The Registration Statement shall have been declared effective by the SEC and shall be effective on the Closing Date, and no stop order suspending effectiveness shall have been issued; no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing.

7.2          Conditions to Company’s Obligation to Consummate First Closing.  The obligation of Company to consummate the First Closing shall be subject to the satisfaction, on or prior to the First Closing, of each of the following conditions, any of which may be waived by Company in writing:

(a)           Deliveries.  Purchasers shall have delivered to Company, Sellers and Holdco all of the documents and agreements set forth in Section 2.2.

(b)           Registration Statement.  The Registration Statement shall have been declared effective by the SEC and shall be effective on the Closing Date, and no stop order suspending effectiveness shall have been issued; no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing.

7.3          Conditions to Purchasers’ Obligation to Consummate Second Closing.  The obligations of Purchasers to consummate the Second Closing shall be subject to the satisfaction, on or prior to the Second Closing, of each of the following conditions, any of which may be waived by Purchasers in writing:

(a)           First Closing Completed.  The parties shall have consummated the First Closing;

(b)           Asset Transfer.  Company shall have transferred to Holdco the First Closing Note, the First Closing Shares, the Earnout Shares and the Depreciable Assets Shares; and

(c)           Deliveries.  Sellers, Company and Holdco shall have delivered to Purchaser all of the documents and agreements set forth in Section 2.3.

7.4          Conditions to Company’s, Holdco’s and Sellers’ Obligations to Consummate Second Closing.  The obligation of Company, Holdco and Sellers to consummate the Second Closing shall be subject to the satisfaction, on or prior to the Second Closing, of each of the following conditions, any of which may be waived by Company, Holdco and Sellers in writing:

(a)           First Closing Completed.  The parties shall have consummated the First Closing; and

(b)           Deliveries.  Purchasers shall have delivered to Company, Sellers and Holdco all of the documents and agreements set forth in Section 2.4.

7.5          Conditions to Purchasers’ Obligation to Consummate Third Closing.  The obligations of Purchasers to consummate the Third Closing shall be subject to the satisfaction, on or prior to the Third Closing, of each of the following conditions, any of which may be waived by Purchasers in writing:

(a)           Closings Completed.  The parties shall have consummated the First Closing and the Second Closing;

(b)           Asset Transfer.  Sellers shall have transferred to Holdco the Second Closing Shares; and

(c)           Deliveries.  Sellers, Company and Holdco shall have delivered to Purchaser all of the documents and agreements set forth in Section 2.5.

7.6          Conditions to Company’s, Holdco’s and Sellers’ Obligations to Consummate Third Closing.  The obligation of Company, Holdco and Sellers to consummate the Third Closing shall be subject to the satisfaction, on or prior to the Third Closing, of each of the following conditions, any of which may be waived by Company, Holdco and Sellers in writing:

(a)           Closings Completed.  The parties shall have consummated the First Closing and the Second Closing; and

(b)           Deliveries.  Purchasers shall have delivered to Company, Sellers and Holdco all of the documents and agreements set forth in Section 2.6.

7.7          Conditions to Obligations of Each Party to Close.  The respective obligations of each party to this Agreement to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following condition(s), any of which may be waived by Purchasers, Seller, Holdco or Company, as applicable, in writing:

(a)           No Legal Impediments to Closing.  There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the Transaction, seeking any Damages as a result of the Transaction, or otherwise affecting the right or ability of Purchasers to own, operate or control the Business or the Purchased Assets, nor shall any Proceeding be pending that seeks any of the foregoing.  There shall not be any Legal Requirement prohibiting Sellers, Company or Holdco from selling or Purchasers from owning, operating or controlling the Business or the Purchased Assets or that makes this Agreement or the consummation of the Transaction illegal.

(b)           Consents of Governmental Authorities.  The waiting periods (and any extensions thereof) under any filings required under any applicable Antitrust Law shall have expired or been terminated and all filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from Governmental Authorities and third parties in connection with the execution and delivery of this Agreement and the consummation of the Transaction will have been made or obtained (as the case may be).

ARTICLE VIII

TERMINATION

8.1          Circumstances for Termination.  At any time prior to the Closing, this Agreement may be terminated by written notice explaining the reason for such termination (without prejudice to other remedies which may be available to the parties under this Agreement, at law or in equity):

(a)           by the mutual written consent of Purchasers, on the one hand, and Company, Holdco and Sellers, on the other hand;

(b)           by either Purchasers, on the one hand, or Company, Holdco and Sellers, on the other hand, if (i) the non-terminating party is in material breach of any material provision of this Agreement and such breach shall not have been cured (to the extent curable) within ten (10) days of receipt by such party of written notice from the terminating party of such breach; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement; and

(c)           by either Purchasers, on the one hand, or Company, Holdco and Sellers, on the other hand, if (i) the Closing has not occurred on or prior to the Outside Closing Date for any reason; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement; and

(d)           by either Purchasers, on the one hand, or Company, Holdco and Sellers, on the other hand, if (i) satisfaction of a closing condition of the terminating party in Article VII is impossible; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement.

For the avoidance of doubt, the failure of any of the representations and warranties made by Sellers, Company and Holdco in this Agreement to be true and correct in all material respects at any time on or prior to the Closing Date shall be deemed to be a material breach of a material provision of this Agreement.

8.2          Effect of Termination.  If this Agreement is terminated in accordance with Section 8.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Article VIII and Article XI; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1          Survival of Representations and Warranties.  All representations and warranties of Company, Holdco and Sellers in this Agreement or any other Transaction Agreement shall survive the Closing and remain in full force and effect for a period ending on the date that is eighteen (18) months after the Closing Date (the “Survival Date”); provided, however, that (a) any claim for indemnification based upon a breach of any representation and warranty and asserted prior to the Survival Date by written notice in accordance with Section 9.3 shall survive until final resolution of such claim; (b) all representations and warranties contained in Section 3.1 (Organization, Good Standing, Qualification), Section 3.4 (Authority, Binding Nature of Agreements), Section 3.17 (Compliance with Laws),  Section 3.24 (Title; Sufficiency; Condition of Assets), Section 4.8 (Finco Shares) and Section 4.9 (Finco) shall survive the Closing and continue in full force and effect indefinitely; and (c) the representations and warranties set forth in Section 3.16 (Company Benefit Plans), Section 3.20 (Environmental Matters) and Section 3.21 (Taxes) shall survive the Closing and remain in full force and effect until thirty (30) days after the expiration of the applicable statute of limitations (the representations and warranties set forth in the foregoing clauses (b) and (c) collectively, the “Specified Reps”). All of Purchasers’ representations and warranties in this Agreement or any other Transaction Agreement shall terminate on the Closing Date, and shall thereafter be of no further force or effect.

9.2          Indemnification by Sellers.

(a)           Subject to the limitations set forth in this Article IX, Sellers, Company and Holdco shall jointly and severally indemnify, defend and hold harmless Purchasers, their Affiliates and their Representatives (collectively, “Purchaser Parties”) from any and all Liabilities, losses, damages, Taxes, debts, obligations, claims, costs or expenses, interest, awards, judgments, settlements, orders, fines and penalties (including reasonable attorneys’ fees, costs and expenses), whether or not involving a third-party claim (collectively, “Damages”), arising out of, relating to or resulting from:

(i)            any breach of a representation or warranty of Sellers, Holdco or Company contained in this Agreement or in any other Transaction Agreement;

(ii)           any breach of any covenant of Sellers, Holdco or Company contained in this Agreement or in any other Transaction Agreement;

(iii)          any Excluded Asset or Excluded Liability (including Pre-Closing Taxes);

(iv)          any untrue statement or alleged untrue statement of a material fact in any registration statement and any prospectus filed pursuant to Section 6.15 or any post-effective amendment thereto, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to Purchasers by Sellers, Holdco or Company for use in connection with such registration statement, prospectus or post-effective amendment; or

(v)           any acts or omissions on or prior to the Closing Date of Company, any Company Subsidiary, Sellers or Holdco that relate in any respect to any provision of the U.S. Foreign Corrupt Practices Act of 1977 and the Legal Requirements associated therewith (collectively the “FCPA”) (whether or not, at the time of any such acts or omissions, the FCPA applied to Sellers, Holdco, Company or the Company Subsidiaries).

(b)           Materiality standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Damages with respect to such breach, default or failure to be true and correct.

(c)           The representations, warranties, covenants and obligations of Sellers and Company, and the rights and remedies that may be exercised by the Purchaser Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Purchasers or any Purchaser Representative with respect to, or any knowledge acquired (or capable of being acquired) by Purchasers or any Purchaser Representative at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.  The waiver by Purchasers of any provision of this Agreement will not affect or limit the provisions of this Article IX.

9.3          Procedures for Indemnification.

(a)           Notice.  Promptly after the appropriate management personnel of any Purchaser Party entitled to indemnification hereunder (an “Indemnified Party”) (i) become aware of circumstances that have resulted in, or which are reasonably likely to result in, Damages for which the Indemnified Party intends to seek indemnification for or (ii) receive written notice of any third-party demand, claim or circumstances which, with the lapse of time, the giving of notice or both, are reasonably likely to give rise to a claim or the commencement (or threatened commencement) of any Proceeding that may result in Damages for which the Indemnified Party may be indemnified hereunder (an “Asserted Liability”), the Indemnified Party shall give notice thereof (a “Claims Notice”) to any other party or parties obligated to provide indemnification hereunder (an “Indemnifying Party”).  The Claims Notice shall describe the Damages or the Asserted Liability in reasonable detail to the extent known, and shall indicate the amount (estimated, if necessary and if reasonably capable of estimation) of the Damages that has been or that may be suffered by the Indemnified Party.  The Claims Notice may be amended on one or more occasions with respect to the amount of the Asserted Liability or the Damages at any time prior to final resolution of the obligation to indemnify relating to the Asserted Liability or the Damages.  If a Claims Notice is not provided promptly as required by this Section 9.3, the Indemnified Party nonetheless shall be entitled to indemnification or reimbursement by the Indemnifying Party except to the extent the Indemnifying Party has been materially prejudiced by such late receipt of a Claims Notice.  Any Asserted Liability for indemnification for any matter not involving a third-party Proceeding shall be paid promptly after delivery to the Indemnifying Party of a Claims Notice relating to such Asserted Liability.

(b)           Opportunity to Contest.  The Indemnifying Party may, provided that it has acknowledged its responsibility to indemnify with respect to an Asserted Liability, elect to compromise or contest, at its own expense and with counsel of its choice reasonably acceptable to the Indemnified Party, such Asserted Liability; provided, that the Indemnifying Party shall not have the right to assume or continue the defense of any Asserted Liability if (i) in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because its interests could be in conflict with those of the Indemnifying Party; (ii) such Proceeding is reasonably likely to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnifying Party; or (iii) the Indemnifying Party shall not have assumed and diligently continued the defense of the Proceeding in a timely fashion and in a manner reasonably acceptable to Indemnified Party.  In addition, if the Indemnifying Party has assumed the defense of a Proceeding, Indemnifying Party shall take all reasonably necessary steps to defend the relevant Asserted Liability to conclusion or settlement, keep the Indemnified Party informed of the progress of any such Asserted Liability, permit the Indemnified Party at its own expense to participate in such defense and provide the Indemnified Party with reasonable access to all reasonably relevant information and documentation relating to the Asserted Liability and the Indemnifying Party’s defense thereof.  If the Indemnifying Party elects to compromise or contest such Asserted Liability, it shall, within 20 days (or sooner, if the nature of the Asserted Liability so requires), notify the Indemnified Party of its intent to do so by sending a notice to the Indemnified Party (a “Contest Notice”); and, in any such event, the Indemnified Party shall reasonably cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such Asserted Liability.  If the Indemnifying Party elects not to compromise or contest the

Asserted Liability, fails to notify, in a timely manner, the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnified Party shall have the right to pay, compromise or contest such Asserted Liability on behalf of and for the account and risk of the Indemnifying Party.  Anything in this Section 9.3(b) to the contrary notwithstanding, (i) the Indemnified Party shall have the right, at its own cost and for its own account, to compromise or contest any Asserted Liability, (ii) the Indemnifying Party shall not, without the Indemnified Party’s written consent, settle or compromise any Asserted Liability for Taxes, and (iii) the Indemnifying Party shall not, without the Indemnified Party’s written consent, settle or compromise any Asserted Liability not for Taxes or consent to entry of any judgment with respect to such Asserted Liability which does not include an unconditional term releasing the Indemnified Party and its Affiliates from all Liability in respect of such Asserted Liability.  In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the contest of an Asserted Liability. The Indemnifying Party and the Indemnified Party shall reasonably cooperate with each other as to all Asserted Liabilities (at the expense of the Indemnifying Party), shall make available to each other, as reasonably requested, all information, records, and documents reasonably related to all Asserted Liabilities and shall preserve all such information, records, and documents until the termination of any Asserted Liability.  The Indemnifying Party and the Indemnified Party also shall make available to each other, as reasonably requested (and at the reasonable expense of Indemnifying Party), their respective personnel, agents, and other representatives who are responsible for preparing or maintaining information, records, or other documents, or who may have particular knowledge with respect to any Asserted Liability.

9.4          Limitations on Indemnification.

(a)           No amount shall be payable by Sellers, Company or Holdco to any Indemnified Party pursuant to Section 9.2(a)(i) (other than with respect to Damages related to breach of a Specified Rep) unless the aggregate amount of Damages indemnifiable by Sellers, Company or Holdco under Section 9.2(a)(i) (other than with respect to Damages related to breach of a Specified Rep) exceeds an amount (the “Sellers’ Basket”) equal to Seven Hundred Thousand Dollars ($700,000), at which point Sellers, Company and Holdco shall become liable for all such Damages, including the Damages reflected in Sellers’ Basket.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of aggregate indemnifiable Damages which may be recovered from Sellers, Company or Holdco under Section 9.2(a)(i) (other than with respect to Damages related to breach of a Specified Rep) shall be an amount equal to Twenty-One Million Dollars ($21,000,000) (“Sellers’ Indemnification Cap”).

(c)           The limitations set forth in subsections (a) and (b) of this Section 9.4 shall not apply to any Seller, Holdco or Company indemnification obligation (x) arising out of, relating to or resulting from fraud or intentional misrepresentation by Holdco, Company or any Seller; (y) arising out of, relating to or resulting from a breach of any of the Specified Reps; or (z) arising out of, relating to or resulting under Section 9.2(a)(ii), (iii), (iv) or (v).

(d)           Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of aggregate indemnifiable Damages which may be recovered from Sellers, Company or Holdco arising out of, relating to or resulting under Section 9.2(a)(v) shall not exceed an amount equal to the lesser of (i) fifty percent (50%) of the total Damages of the Purchaser Parties arising out of, relating to or resulting under Section 9.2(a)(v) or (ii) the Sellers’ Indemnification Cap.

9.5          Offset.  To the extent an Indemnified Party has provided a Claims Notice before a payment is due under Future Payment Note #3 and/or Section 1.9(c)(iv), and such Claims Notice is not resolved, Purchasers shall be permitted to withhold from such payment, and any subsequent payments, until such Claims Notice is resolved, a reasonable amount as a reserve to cover the potential indemnification obligations of Sellers, Company and Holdco with respect to such Claims Notice. Any amounts withheld by Purchasers pursuant to this Section 9.5, other than amounts otherwise owed by Sellers, Company and Holdco to satisfy Sellers’, Company’s and Holdco’s indemnification obligations under this Agreement, shall be promptly released to Sellers, Company and Holdco following the resolution of any such Claims Notice. Notwithstanding anything to the contrary herein, neither the exercise nor non-exercise of Purchasers’ rights to offset under this Section 9.5 will constitute an election of remedies or limit Purchasers in any way in the enforcement of any other remedies that may be available to it under this Agreement.

9.6          Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against the other party.

9.7          Nature of Indemnification Payments. Any indemnification payment made by Sellers pursuant to this Article IX shall be deemed by the parties as an adjustment to the Purchase Price.

ARTICLE X

TAX MATTERS

10.1        Amended Returns; Tax Elections.  Except consistently with a resolved audit, Sellers and Company may not amend (or permit the amendment of) a Tax Return of any Company Subsidiary, or make, amend or revoke (or permit the making, amendment, or revocation of) any Tax election of any Company Subsidiary, in each case, with respect to a taxable period beginning before the Closing Date without the prior written consent of Purchasers.

10.2        Straddle Period Allocations.  For purposes of this Agreement, Taxes of any of the Company Subsidiaries incurred with respect to a taxable period that includes but does not end on the Closing Date, shall be allocated to the portion of the taxable period ending on the Closing Date (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such taxable period occurring through the Closing Date compared to the total number of days in such taxable period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date.

10.3        Tax Elections.  On or before the Closing Date, Sellers and Company shall provide Purchasers with an executed Section 85 Election, Section 22 Election, Section 20(24), Section 56.4(3) Election and Section 167 Election.  Such elections will be held in escrow by counsel to Company until completion of the procedures set forth in this Section 10.5.

10.4        Termination of Tax Sharing Agreements.  All Tax sharing, allocation, indemnity or similar agreements with respect to or involving any of the Company Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, no Company Subsidiary shall be bound thereby or have any liability thereunder.

10.5        Allocation of Purchase Price.  As soon as practicable after the Final Resolution Date, Purchasers shall provide to Seller, Company and Holdco for their review and approval (which approval shall not be unreasonably withheld) a proposed allocation of the Purchase Price, as adjusted pursuant to Section 1.10, among the various classes of Purchased Assets.  None of the parties shall take a position on any Tax Return, before any Governmental Authority or in any judicial proceeding that is in any manner inconsistent with such allocation without the written consent of the other parties to this Agreement or unless specifically required pursuant to a determination by an applicable Governmental Authority.  The parties shall promptly advise each other of the existence of any Tax audit, controversy or litigation related to any allocation hereunder.  Any dispute arising under this Section 10.5 shall be resolved in the same manner as disputes are resolved pursuant to Section 1.10(c) above.

10.6        Cooperation, Access to Information, and Record Retention.  If any of Purchasers, Company, or Sellers receives any notice of a pending or threatened Tax assessment, adjustment, audit, litigation or other proceeding relating to Company or any of Company Subsidiaries, which may give rise to a liability of another party hereto (including but not limited to indemnification obligations hereunder), (i) the first party shall promptly notify such other party within ten (10) business days of receiving such notice, and (ii) both parties shall keep each other informed on a regular basis regarding the status thereof.  Purchasers, Sellers, and Company shall cooperate, and cause their representatives and Affiliates to cooperate, to the extent reasonably requested by any other party hereto in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes of Company or any of the Company Subsidiaries.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Company, Company Subsidiaries, Purchasers and Sellers shall (i) retain all books and records with respect to Taxes and Tax Returns of Company and Company Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) with respect thereto, (ii) abide by all record retention agreements entered into with any taxing authority, and (iii) give the other parties hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, allow such party to take possession of such books and records.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1        Expenses.  Whether or not the Transaction is consummated, each party shall pay its own fees, costs and expenses in connection with this Agreement and the Transaction (including the fees, costs and expenses of its advisers, accountants and legal counsel); provided, that Purchasers shall, following the Closing, reimburse Company and Sellers for (i) up to $100,000 of reasonable fees and expenses of Company’s and Sellers’ legal counsel attributable to the Transaction structure, and (ii) the reasonable additional fees of Company’s and Sellers’ accountant directly attributable to work in connection with Purchasers’ structure for the Transaction.

11.2        Interpretation.  None of this Agreement or the Transaction Agreements or any uncertainty or ambiguity herein or therein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise.  No party to this Agreement shall be considered the draftsperson, and this Agreement and the Transaction Agreements have been reviewed, negotiated and accepted by all parties and their attorneys, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or any of the Transaction Agreements.  Unless the context shall otherwise require, words using the singular or plural number shall also include the plural or singular number, respectively.  The words “include,” “includes” and “including” herein or in any Transaction Agreement shall be deemed to be followed by the phrase “without limitation,” and the word “or” shall include the meaning “either or both.”  Unless the context shall otherwise require, any reference herein or in any Transaction Agreement to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).  Unless the context otherwise provides, all pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.  All references in this Agreement or any other Transaction Agreement to “Section,” “Subsection” or “Article” (or similar references) shall be deemed to be references to a section, subsection or article of the agreement in which they occur unless the context otherwise requires.  The table of contents and the captions and other headings contained in this Agreement or any Transaction Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein or therein have been included for convenience of reference only and shall not, in any way, be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement or any Transaction Agreement.  Unless otherwise indicated, all references in this Agreement or any other Transaction Agreement to “Dollars” and/or “$” shall be deemed to be references to U.S. Dollars.

11.3        Further Assurances.  Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction.

11.4        Notices.

(a)           All notices, requests, demands and other communications hereunder shall be either (i) delivered in person, (ii) sent by overnight courier service or other express commercial delivery service, or (iii) sent by facsimile with confirmation of receipt and, in each case, addressed as follows:

If to Company:	I.M.W. Industries Ltd.
43676 Progress Way
Chilliwack, B.C. VR20C3
Facsimile: (604) 792-3806
Attention: Bradley N. Miller

If to Sellers or Holdco:	Bradley N. Miller
24641 87 Avenue
Langley, B.C. V1M 2R3
Facsimile: (604) 888-5500

with copies to:	Access Law Group
#1700 — 1185 West Georgia St.
Vancouver, B.C. V6E 4E6
Facsimile: (604) 484-4363
Attention: Peter Mogan

If to Purchasers:	Clean Energy
3020 Old Ranch Parkway, Suite 400
Seal Beach, CA 90740
Facsimile: (562) 493-4532
Attention: Harrison Clay, General Counsel

with copies to:	Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, CA 92130
Facsimile: (858) 720-5125
Attention: Nathan Jensen

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Facsimile: (415) 268-7522
Attention: Andrew Thorpe

(b)           All notices, requests, instructions or documents given to any party in accordance with this Section 11.4 shall be deemed to have been given on the date of mailing or transmission, whether delivered by hand, by overnight courier service, or by facsimile, with confirmation of receipt on such date.

(c)           Any party hereto may change its address specified for notices herein by designating a new address by notice given in accordance with this Section 11.4.

11.5        Entire Agreement.  This Agreement, the schedules, the exhibits and the Transaction Agreements constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written understandings, all contemporaneous oral negotiations and discussions, and all other writings and agreements relating to the subject matter of this Agreement.

11.6        Modifications, Amendments and Waivers.  This Agreement and any Transaction Agreements cannot be amended or changed nor any performance, term, or condition waived in whole or in part, except by a writing signed by the party against whom enforcement of the amendment, change or waiver is sought.  No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

11.7        Successors and Assigns.  This Agreement cannot be assigned by any party without the prior written consent of the other parties hereto and any assignment in violation of this Section 11.7 shall be null and void; provided that Purchasers may assign this Agreement and any Transaction Agreement (i) to Affiliates of Purchasers or (ii) following Closing, in connection with any merger, amalgamation, arrangement, sale of any Purchaser’s assets or similar corporate transaction, including a sale or transfer of the Purchased Assets.

11.8        Governing Law.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware or any similar successor provision, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

11.9        Severability.  Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provisions shall be deemed severed herefrom, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. The parties shall replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

11.10      Specific Performance.  Each party agrees that irreparable harm, for which there will be no adequate remedy at law and for which the ascertainment of monetary damages would be difficult, would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Each party accordingly agrees that the other parties shall be entitled to specifically enforce this Agreement and to obtain an injunction or injunctions to prevent breaches of the provisions of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions hereof or thereof, in each instance without being required to post bond or other security and in addition to, and without having to prove the adequacy of, other remedies at law.

11.11      Counterparts.  This Agreement may be executed in any number of counterparts which may be delivered by facsimile, each of which shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

11.12      Dispute Resolution.

(a)           Except as set forth in Section 1.9, Section 1.10 and Section 10.5, any controversy, claim or dispute of whatever nature arising between Purchasers, on the one hand, and Sellers, Holdco and Company, on the other hand (each, a “Disputing Party”) under this Agreement or in connection with the Transaction, including those arising out of or relating to the breach, termination, enforceability, scope, validity, or making of this Agreement, whether such claim existed prior to or arises on or after the Closing Date (a “Dispute”), shall be resolved by good faith negotiations among the Disputing Parties, such negotiation not to exceed a period of thirty (30) consecutive days (the “Negotiation Period”).  In the event a Dispute remains unresolved following the Negotiation Period, a Disputing Party may give written notice (a “Dispute Notice”) to the other Disputing Party setting forth the nature of the Dispute.  Following delivery of a Dispute Notice, the Dispute shall be submitted to non-binding mediation with a mediator mutually selected by the parties within thirty (30) days after delivery of the Dispute Notice.  The mediator shall have sixty (60) days from the time of his or her appointment to meet with the parties and help them resolve the dispute, unless the parties mutually consent to an extension of the deadline.  The costs of the mediation, including fees and expenses, shall be borne equally by the parties, and the mediation shall take place in the locality of the party who did not give the Dispute Notice.

(b)           If the Dispute is not resolved pursuant to Section 11.12(a), any Dispute relating to this Agreement shall be brought solely in the federal courts located in Orange County, California and all obligations to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto; provided, however, that, a party may commence any action or proceeding in a court other than as set forth above solely for the purpose of enforcing an order or judgment issued by one of such courts.  The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 11.4 of this Agreement, and service so made shall be complete as stated in such section.  To the extent not prohibited by applicable Legal Requirements or court rule, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise in any such proceeding, any claim (i) that it is not subject to the jurisdiction of the above-named courts, (ii) that the proceeding is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the proceeding is improper or (v) that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts.

11.13      Attorneys’ Fees, Costs and Expenses.  In any Proceeding to enforce the terms of this Agreement or the other documents executed in connection herewith, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and expenses incurred in connection with such enforcement Proceeding.

11.14      No Third-Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other Person.

11.15      Privacy.  Prior to the First Closing, none of the parties shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Transaction. Each of the parties acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the parties shall proceed with the Transaction, and that the disclosure of Personal Information relates solely to the carrying on of the business, or the completion of the Transaction. Purchasers shall at all times keep strictly confidential all Disclosed Personal Information provided to them.  If the First Closing does not occur, Purchasers shall cease all use of the Disclosed Personal Information acquired by Purchasers in connection with this Agreement and, at Sellers’ request, will return to Sellers or destroy in a secure manner, the Disclosed Personal Information.

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Purchasers”
Clean Energy
By:	/s/ Andrew J. Littlefair
Name: Andrew J. Littlefair
Title: President and Chief Executive Officer

0884808 B.C. Ltd.
By:	/s/ Barclay F. Corbus
Name: Barclay F. Corbus
Title: President

0884810 B.C. Ltd.
By:	/s/ Barclay F. Corbus
Name: Barclay F. Corbus
Title: President

“Company”
I.M.W. Industries Ltd.
By:	/s/ Bradley N. Miller
Name: Bradley N. Miller
Title: President

“Holdco”
652322 B.C. Ltd.
By:	/s/ Bradley N. Miller
Name: Bradley N. Miller
Title: President

“Sellers”
Bradley N. Miller
By:	/s/ Bradley N. Miller

Miller Family Trust
By:	/s/ Bradley N. Miller
Name: Bradley N. Miller
Title: Sole Trustee

SIGNATURE PAGE

EXHIBIT A

CERTAIN DEFINITIONS

“Accounts Payable” shall mean and include all accounts payable and other amounts owed to trade creditors of Company and any Company Subsidiary.

“Accounts Receivable” shall mean and include all accounts receivable, notes receivable and other monies due to Company for sales and deliveries of goods, performance of services and other transactions (whether or not on the books of Company).

“Additional Units” means, with respect to each Earn-Out Period, any CNG Units sold in the U.S. in excess of the Base Units for such Earn-Out Period.

“Adjusted Gross Profit” shall mean the Gross Profit of the Business for each Earn-Out Period, minus (i) the Gross Profit of the Business relating to sales of CNG Units in the U.S. during such Earn-Out Period, plus (ii) an amount equal to 38% of the sales price for the Base Units sold in the U.S. during such Earn-Out Period, plus (iii) an amount equal to 19% of the sales price for the Additional Units sold in the U.S. during such Earn-Out Period.  In addition, Gross Profit generated during any Earn-Out Period from any Post-Closing Acquisition will be included in the calculation of Adjusted Gross Profit for such Earn-Out Period, provided that a reasonable amount will be deducted from such Adjusted Gross Profit for costs and expenses relating to any such Post-Closing Acquisition.

“Adjusted Gross Profit Target” shall mean each of the Year 1 Earn-Out Target, the Year 2 Earn-Out Target, the Year 3 Earn-Out Target and the Year 4 Earn-Out Target.

“Affiliate” shall mean, with respect to any Person, any member of the immediate family of such Person (including spouse, brother, sister, descendant, ancestor or in-law) or any officer, director or holder of 5% or more of the outstanding equity interests of such Person or any corporation, partnership, trust or other entity in which such Person or any such family member has a five percent (5%) or greater interest or is a director, officer, partner or trustee.  The term Affiliate shall also include, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“AGP Resolution Date” shall have the meaning specified in Section 1.9(d).

“AGP Statement” shall have the meaning specified in Section 1.9(d).

“AGP Statement Dispute Notice” shall have the meaning specified in Section 1.9(e).

“Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Company Disclosure Schedule and all other schedules and exhibits attached hereto), as it may be amended from time to time.

“Antitrust Law” shall have the meaning specified in Section 6.7(b).

“Asserted Liability” shall have the meaning specified in Section 9.3(a).

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“Assumed Liabilities” shall have the meaning specified in Section 1.5.

“Audited Financial Statements” means the audited consolidated balance sheet, and the related statements of operations, changes in shareholders’ equity, and cash flows, of Company and the Company Subsidiaries as of and for the fiscal year ended April 30, 2010, together with a reconciliation to GAAP.

“Bangladesh Closing Net Working Capital” shall mean the actual net working capital of IMW Bangladesh as of the Closing Date, calculated in accordance with applicable accounting principles generally accepted in Bangladesh (“Bangladesh GAAP”).

“Bangladesh Closing Net Working Capital Adjusted Amount” shall mean the difference, positive or negative, between the Bangladesh Estimated Net Working Capital and the Bangladesh Closing Net Working Capital, converted to U.S. Dollars using the applicable exchange rate in effect on the Closing Date.

“Bangladesh Estimated Net Working Capital” shall mean the estimated net working capital of IMW Bangladesh as of the Closing Date, calculated in accordance with Bangladesh GAAP.

“Bangladesh Estimated Net Working Capital Adjusted Amount” shall mean the difference, positive or negative, between the Bangladesh Estimated Net Working Capital and the Bangladesh Historical Net Working Capital, converted to U.S. Dollars using the applicable exchange rate in effect on the date the Preliminary Closing Statement is delivered to Purchasers.

“Bangladesh Historical Net Working Capital” shall mean the net working capital of IMW Bangladesh as of the fiscal year ended June 30, 2009, calculated in accordance with Bangladesh GAAP.

“Base Units” shall mean (i) with respect to the Year 1 Earn-Out Period, forty (40) CNG Units, (ii) with respect to the Year 2 Earn-Out Period, forty-eight (48) CNG Units, (iii) with respect to the Year 3 Earn-Out Period, fifty-eight (58) CNG Units, and (iv) with respect to the Year 4 Earn-Out Period, sixty-nine (69) CNG Units.

“Books and Records” shall have the meaning set forth in Section 1.1(m).

“Business” shall have the meaning set forth in the first Recital.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed in Orange County, California.

“Canadian AcqCo” shall have the meaning set forth in the preamble and shall also mean any successor to Canadian AcqCo as a result of an amalgamation after the Closing.

“Canadian GAAP” means accounting principles generally accepted as set-out in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time applied on a consistent basis.

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“Canadian OpCo” shall have the meaning set forth in the preamble.

“Change of Control” means, with respect to CLNE, the acquisition, by a Person who is not an Affiliate of CLNE at the time of such acquisition, of CLNE Stock representing more than fifty-one percent (51%) of the voting power of CLNE; provided that any acquisition in connection with estate planning, tax planning, philanthropic endeavors or other related transactions shall not be deemed a Change of Control under this Agreement.

“China Closing Net Working Capital” shall mean the actual net working capital of IMW China as of the Closing Date, calculated in accordance with accounting principles generally accepted in China ( “Chinese GAAP”).

“China Closing Net Working Capital Adjusted Amount” shall mean the difference, positive or negative, between the China Estimated Net Working Capital and the China Closing Net Working Capital, converted to U.S. Dollars using the applicable exchange rate in effect on the Closing Date.

“China Estimated Net Working Capital” shall mean the estimated net working capital of IMW China as of the Closing Date, calculated in accordance with Chinese GAAP.

“China Historical Net Working Capital” shall mean the net working capital of IMW China as of the fiscal year ended December 31, 2009, calculated in accordance with Chinese GAAP.

“China Estimated Net Working Capital Adjusted Amount” shall mean the difference, positive or negative, between the China Estimated Net Working Capital and the China Historical Net Working Capital, converted to U.S. Dollars using the applicable exchange rate in effect on the date the Preliminary Closing Statement is delivered to Purchasers.

“Claims Notice” shall have the meaning set forth in Section 9.3(a).

“Clean Energy” shall have the meaning set forth in the preamble.

“CLNE” means Clean Energy Fuels Corp., a Delaware corporation.

“CLNE Shares” shall have the meaning specified in Section 1.9(c)(i).

“CLNE Stock” means the common stock of CLNE.

“Closing” shall have the meaning specified in Section 1.8(c).

“Closing Date” shall have the meaning specified in Section 1.8(a).

“Closing Net Working Capital” shall have the meaning specified in Section 1.10(b).

“CNG” shall mean compressed natural gas.

“CNG Units” shall mean CNG compressors or related systems.

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“Colombia Closing Net Working Capital” shall mean the actual net working capital of IMW Colombia as of the Closing Date, calculated in accordance with accounting principles generally accepted in Colombia (“Colombia GAAP”).

“Colombia Closing Net Working Capital Adjusted Amount” shall mean the difference, positive or negative, between the Colombia Estimated Net Working Capital and the Colombia Closing Net Working Capital, converted to U.S. Dollars using the applicable exchange rate in effect on the Closing Date.

“Colombia Estimated Net Working Capital” shall mean the estimated net working capital of IMW Colombia as of the Closing Date, calculated in accordance with Colombia GAAP.

“Colombia Estimated Net Working Capital Adjusted Amount” shall mean the difference, positive or negative, between the Colombia Estimated Net Working Capital and the Colombia Historical Net Working Capital, converted to U.S. Dollars using the applicable exchange rate in effect on the date the Preliminary Closing Statement is delivered to Purchasers.

“Colombia Historical Net Working Capital” shall mean the net working capital of IMW Colombia as of the fiscal year ended December 31, 2009, calculated in accordance with Colombia GAAP.

“Company” shall mean I.M.W. Industries Ltd., a British Columbia corporation.

“Company Benefit Plans” shall have the meaning specified in Section 3.16(a).

“Company Claims” shall have the meaning specified in Section 1.1(l).

“Company Closing Net Working Capital” shall mean the actual net working capital of Company as of the Closing Date, calculated in the manner in which the Company Historical Net Working Capital was calculated.

“Company Closing Net Working Capital Adjusted Amount” shall mean the difference, positive or negative, between the Company Estimated Net Working Capital and the Company Closing Net Working Capital, converted to U.S. Dollars using the applicable exchange rate in effect on the Closing Date.

“Company Contracts” shall have the meaning specified in Section 3.13(a).

“Company Disclosure Schedule” shall have the meaning specified in Article III.

“Company Estimated Net Working Capital” shall mean the estimated net working capital of Company as of the Closing Date, calculated in the manner in which the Company Historical Net Working Capital was calculated.

“Company Estimated Net Working Capital Adjusted Amount” shall mean the difference, positive or negative, between the Company Estimated Net Working Capital and the Company Historical Net Working Capital, converted to U.S. Dollars using the applicable exchange rate in effect on the date the Preliminary Closing Statement is delivered to Purchasers.

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“Company Historical Net Working Capital” shall mean the Three Million Five Hundred Seventeen Thousand Eight Hundred Canadian Dollar (CDN$3,517,800) net working capital of Company calculated as set forth on Exhibit C attached to the Agreement.

“Company Financial Statements” shall have the meaning specified in Section 3.7(a).

“Company IP Assets” shall mean all Intellectual Property Rights and Technology that Company or any Company Subsidiary owns or has a license to, excluding licenses from customers that only allow Company or any Company Subsidiary to manufacture and supply to such customers.

“Company Products” shall mean all products and services manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided (or planned or envisioned to be manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided) by or for Company or any Company Subsidiary (including all versions, models and releases thereof, whether already distributed or provided, under development, planned or conceived, or otherwise), together with any related materials, information or data, including, without limitation, the names, numbers (e.g., part numbers) and packaging associated with such products and services.

“Company Subsidiaries” shall have the meaning specified in Section 3.6.  For purposes of this Agreement, Finco shall be a Company Subsidiary.

“Competing Party” shall have the meaning specified in Section 6.3.

“Competing Transaction” shall have the meaning specified in Section 6.3.

“Confidential Information” shall mean all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, manufacturing processes, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, Representatives, or consultants.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contest Notice” shall have the meaning specified in Section 9.3(b).

“Contract” shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

“Copyright Assignment” has the meaning specified in Section 2.1(b)(iii).

“Copyrights” shall mean all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

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“Damages” shall have the meaning specified in Section 9.2(a).

“Deposits and Advances” shall have the meaning specified in Section 1.1(i).

“Depreciable Assets Shares” shall mean a number of Canadian OpCo preferred shares having a value equal to the value of the depreciable assets included in the Purchased Assets.

“Designated Employees” shall have the meaning specified in Section 6.14(b).

“Disclosed Personal Information” means any Personal Information disclosed to Purchasers pursuant to this Agreement or the Transaction by or on behalf of Sellers.

“Disclosing Party” shall have the meaning specified in Section 6.8(b).

“Dispute” shall have the meaning specified in Section 11.12(a).

“Dispute Notice” shall have the meaning specified in Section 11.12(a).

“Disputing Party” shall have the meaning specified in Section 11.12(a).

“Domain Name Assignment” shall have the meaning specified in Section 2.1(b)(iv).

“Domain Names” shall mean: imwind.com; imwindustries.com; imw.bc.ca; imw.ca.

“Earn-Out Payment(s)” shall have the meaning specified in Section 1.9(c)(iv).

“Earn-Out Period” shall mean each of (i) the period beginning on April 1, 2010 and ending on March 31, 2011 (the “Year 1 Earn-Out Period”), (ii) the period beginning on April 1, 2011 and ending on March 31, 2012 (the “Year 2 Earn-Out Period”), (iii) the period beginning on April 1, 2012 and ending on March 31, 2013 (the “Year 3 Earn-Out Period”) and (iv) the period beginning on April 1, 2013 and ending on March 31, 2014 (the “Year 4 Earn-Out Period”).

“Earnout Shares” shall mean a number of Canadian OpCo preferred shares having a value equal to the value of the Earn-Out Payments.

“Employee Start Date” shall have the meaning specified in Section 6.14(c).

“Employment Agreements” shall have the meaning specified in Section 2.1(f).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

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“Entity” shall mean any corporation (including any non-profit corporation), partnership, general partnership, limited partnership, limited liability partnership, joint venture, unincorporated association, estate, trust or company (including any limited liability company, unlimited liability company or joint stock company).

“Environmental and Safety Laws” shall have the meaning specified in Section 3.20(a).

“Estimated Net Working Capital” shall have the meaning specified in Section 1.10(a).

“Estimated Net Working Capital Adjustment Amount” shall have the meaning specified in Section 1.10(a).

“Estoppel Letters” shall have the meaning specified in Section 2.1(d).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning specified in Section 1.4.

“Excluded Liabilities” shall have the meaning specified in Section 1.6.

“Facilities” shall have the meaning specified in Section 3.20(a).

“FCPA” shall have the meaning specified in Section 9.2(a)(v).

“Final Closing Statement” shall have the meaning specified in Section 1.10(b).

“Final Closing Statement Dispute Notice” shall have the meaning specified in Section 1.10(c).

“Final Net Working Capital” shall have the meaning specified in Section 1.10(c).

“Final Resolution Date” shall have the meaning specified in Section 1.10(b).

“Financial Statements” shall have the meaning specified in Section 3.7(d).

“Finco” shall mean a British Columbia corporation formed following the date of this Agreement.

“Finco Note” shall mean a promissory note, issued by Holdco to Finco, in an aggregate principal amount not to exceed an amount equal to Fifteen Million Dollars ($15,000,000).

“Finco Shares” shall mean the outstanding capital shares and any other outstanding equity or ownership interests of Finco.

“FIRPTA Certificate” shall have the meaning specified in Section 2.1(r).

“First Closing” shall have the meaning specified in Section 1.8(a).

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“First Closing Note” shall mean a promissory note in the aggregate principal amount of Fifty Million Dollars ($50,000,000) issued by Canadian OpCo to Company at the First Closing.

“First Closing Cash Payment” shall have the meaning specified in Section 1.9(a)(i).

“First Closing Purchased Assets” shall have the meaning specified in Section 1.1.

“First Closing Shares” shall mean preferred shares of Canadian OpCo having a fair market value of Ten Million Dollars ($10,000,000).

“Future Payment Notes” shall mean a series of three promissory notes (referred to individually as “Future Payment Note #1”, “Future Payment Note #2” and “Future Payment Note #3”) issued by Canadian OpCo to Company at the First Closing.  The Future Payment Notes will have an aggregate principal amount equal to Fifty Million Dollars ($50,000,000) minus the Year 1 Note Principal Amount (the “Aggregate Future Payment Notes Principal Amount”).  Each individual Future Payment Note will have a principal amount equal to one-third (1/3) of the Aggregate Future Payment Notes Principal Amount (such principal amount of each Future Payment Note the “Future Note Principal Amount”), will not bear interest and will be secured by a subordinated security interest in the First Closing Purchased Assets.  Further, the Note Payment Date for each Future Payment Note will be accelerated (a) in the event of a Change of Control of CLNE or (b) if the Business is sold by Purchasers or CLNE.  Each Future Payment Note will provide that, on the applicable Note Payment Date, Purchasers will (i) pay to the holder of such note (by wire transfer of immediately available funds to a bank account designated no less than five (5) Business Days prior to such date) the Note Cash Payment for such Note Payment Date; and (ii) if necessary, deliver to the holder of such note a number of CLNE Shares calculated pursuant to the following formula:

applicable Future Note Principal Amount minus the Note Cash Payment the lower of (x) the Note Payment Price and (y) the Note Payment Midpoint Price

“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“General Assignment and Bill of Sale” shall have the meaning specified in Section 2.1(a).

“Governmental Approval” shall mean any:  (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

“Governmental Authority” shall mean any:  (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, minister, governor-in-council, cabinet, bureau, branch, office, commission,

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council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Government Antitrust Entity” shall have the meaning specified in Section 6.7(b)(i).

“Gross Profit” shall mean gross profit, as determined in accordance with GAAP.

“Hazardous Materials” shall have the meaning specified in Section 3.20(a).

“Holdco” shall have the meaning specified in the preamble, and shall also include any successor to Holdco as a result of an amalgamation prior to Closing.

“Holdco Preferred Shares” shall have the meaning specified in Section 3.21(h).

“HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“HSR Threshold” shall have the meaning specified in Section 1.9(g).

“Improvements” shall have the meaning specified in Section 3.23(c).

“IMW Bangladesh” shall have the meaning specified in Section 3.7(d).

“IMW Bangladesh Financial Statements” shall have the meaning specified in Section 3.7(d).

“IMW China” shall have the meaning specified in Section 3.7(c).

“IMW China Financial Statements” shall have the meaning specified in Section 3.7(c).

“IMW Colombia” shall have the meaning specified in Section 3.7(b).

“IMW Colombia Financial Statements” shall have the meaning specified in Section 3.7(b).

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances and other third-party financing parties; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person that are not characterized as short term Liabilities under GAAP; (iv) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances or similar credit transactions, whether or not then due, issued for the account of such Person; (v) all capitalized lease obligations of such Person; (vi) all interest rate protection agreements of such Person (valued on a market quotation basis); (vii) all obligations of such Person secured by a contractual lien; (viii) all guarantees of such Person in connection with any of the foregoing; (ix) any debt-like obligation or financing-type arrangement in respect of the deferred purchase price of property or property received as of the Closing with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise; (x) all earn-out obligations of such Person; (xi) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing; and (xii) all obligations of any other Person of the type referred to in clauses (i) through (xi) which are secured by any Encumbrance on any property or asses of such Person.

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“Indemnified Party” shall have the meaning specified in Section 9.3(a).

“Indemnifying Party” shall have the meaning specified in Section 9.3(a).

“Independent Accounting Firm” shall have the meaning specified in Section 1.9(e).

“Insurance Policies” shall have the meaning specified in Section 3.22.

“Intellectual Property Licenses” shall mean (i) any grant to a Person of any right or authorization to use or practice or any covenant not to sue under or release from any claim of damages for infringement, unauthorized use or disclosure, or misappropriation of any Company IP Assets, and (ii) any grant to Company of any right or authorization to use or practice or any covenant not to sue under or release from any claim of damages for infringement, unauthorized use or disclosure, or misappropriation of any Person’s Intellectual Property Rights or Technology which is necessary, useful, or otherwise related to the Business.

“Intellectual Property Rights” shall mean all right, title, and interest arising from or in respect of any of the following, whether protected, created or arising under the laws of Canada, the United States or any other jurisdiction: (i) all Patents, (ii) all Trademarks, (iii) all Copyrights, (iv) any Trade Secrets; and all rights, benefits, privileges, causes of action, and remedies relating to any of the foregoing, whether before or hereafter accrued, including the exclusive rights to apply for and maintain all registrations, renewals, and extensions, to sue for all past, present, and future infringements, unauthorized uses or disclosures, or misappropriations of any rights relating thereto, and to settle and retain proceeds from any such actions, and all contractual and other entitlements to royalties and other payments for the use or practice thereof.

“Inventory” means all inventory of Company Products and all raw materials, work in process and finished goods used, held for use or intended to be used in the Business, wherever located and whether held by Company or third parties.

“IRS Notice” shall have the meaning specified in Section 2.1(r).

“ITU Application” shall mean any intent-to-use trademark application with respect to any Purchased IP Asset that is pending at any time between the date of the Agreement and the Closing.

“Key Employees” shall have the meaning specified in Section 6.14(a).

“Knowledge” or “knowledge.” Company, Holdco and Sellers shall be deemed to have “Knowledge” or “knowledge” of a particular fact or other matter if any of Company’s directors or officers has actual knowledge of such fact or other matter or could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter.

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“Leased Real Property” shall have the meaning specified in Section 3.23(b).

“Legal Requirement” shall mean any federal, state, provincial, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” or “Liabilities” shall mean any debt, obligation, duty, liability or Tax of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty, liability or Tax would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Machinery and Equipment” shall have the meaning specified in Section 1.1(c).

“Management Services Agreement” shall mean the Restated Management Services Agreement between 416854 B.C. Ltd., a corporation incorporated under the laws of the Province of British Columbia, and Company, dated July 1, 2010.

“Material Adverse Effect” means with respect to Sellers, Holdco, Company or any Company Subsidiary, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets, Liabilities, business, operations, results of operations or prospects of Company, any Company Subsidiary or the Business or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent Sellers or Company from performing their obligations under this Agreement or any of the Transaction Agreements.

“Material Contracts” shall have the meaning specified in Section 3.13(a).

“Midpoint Price” means the sum of the Pre-Announcement Price plus the Pre-Closing Price, divided by two.

“Moral Rights” shall mean all moral, artist’s, personal author’s and paternity rights, including any right to claim authorship of a work or to attribution, right of integrity, respect for one’s work, or to object to any distortion or other modification of a work, right with respect to publication, withdrawal, retraction, or correction, or right to receive remuneration.

“Negotiation Period” shall have the meaning specified in Section 11.12(a).

“Net Working Capital Adjustment” shall have the meaning specified in Section 1.10(d).

“Noncompetition Period” shall have the meaning specified in Section 6.13(a).

“Nondisclosing Party” shall have the meaning specified in Section 6.8(b).

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“Note Cash Payment” means, for each Note Payment Date, the amount of cash paid by Purchasers to the holder of the applicable note, which shall be a minimum amount of Five Million Dollars ($5,000,000) and may, at the sole option of Purchasers, be up to a maximum amount equal to the Future Note Principal Amount of the applicable Future Payment Note.

“Note Payment Date” means (i) with respect to Future Payment Note #1, January 31, 2012, (ii) with respect to Future Payment Note #2, January 31, 2013, and (iii) with respect to Future Payment Note #3, January 31, 2014.

“Note Payment Midpoint Price” means, for each Note Payment Date, the sum of the Pre-Closing Price and the Note Payment Price for such Note Payment Date, divided by two.

“Note Payment Price” means, for each Note Payment Date, the average closing price of CLNE Stock, as reported on the NASDAQ Stock Market, for the three trading days prior to such Note Payment Date.

“Order” shall mean any:  (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Original Filing Date” shall have the meaning specified in Section 6.7(b).

“Outside Closing Date” shall mean the date that is thirty (30) days following the date on which the last of the following is filed with the SEC: (i) the Audited Financial Statements, (ii) the pro forma financial information required by Form 8-K under the Exchange Act with respect to the Transaction and (iii) a description of the business of Company and the Company Subsidiaries, provided that if the Registration Statement is subject to review by the SEC, the Outside Closing Date shall be extended for a number of days equal to the number of days in the period beginning on the date the Registration Statement is filed with the SEC and ending on the date the Registration Statement is declared effective by the SEC.

“Owned and Leased Vehicles” shall have the meaning specified in Section 1.1(d).

“Patents” shall mean all letters patent and rights accorded under patent law systems, utility models, or equivalent forms of protection for intellectual property, and applications therefor, including continuations, divisionals, continuations-in-part, reissues, reexaminations, substitutions, renewals, and extensions thereof, and patents issuing thereon.

“Patent Assignment” shall have the meaning specified in Section 2.1(b)(ii).

“Permitted Encumbrances” shall mean the Encumbrances set forth on Schedule 6.9.

“Person” shall mean any individual, Entity or Governmental Authority.

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“Personal Information” means information about an identifiable individual, but does not include an individual’s name, position name or title, business telephone number, business address, business email or business fax number.

“Personal Property” shall have the meaning specified in Section 1.1(e).

“Personal Property Leases” shall have the meaning specified in Section 1.1(g).

“Personally Identifiable Information” shall mean any information that can be used to identify a specific individual as defined by applicable Legal Requirement in the relevant jurisdictions, such as the individual’s name, address, telephone number, fax number, email address, credit card or financial account number, medical information, or health insurance information.

“Post-Closing Acquisition” shall mean any assets or businesses (a) acquired following the Closing with the approval of the Board of Directors of CLNE, (b) related to the Business and (c) operated in conjunction with the Business.

“Pre-Announcement Price” shall mean the average closing price of the CLNE Stock, as reported on the NASDAQ Stock Market, for the three trading days before the first public announcement of the Transaction.

“Pre-Closing Period” shall mean any taxable period ending on or before the close of business on the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Pre-Closing Price” shall mean the average closing price of the CLNE Stock, as reported on the NASDAQ Stock Market, for the three trading days before the Closing Date.

“Pre-Closing Taxes” shall mean (i) any Taxes imposed on or payable by Company or any of the Company Subsidiaries for taxable periods (and portions thereof) beginning on or before the Closing Date, and (ii) any Taxes imposed on or payable by Company, Sellers or Holdco resulting from the transactions contemplated by this Agreement.

“Preliminary Closing Statement” shall have the meaning specified in Section 1.10(a).

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Prohibited Business” shall have the meaning specified in Section 6.13(a).

“Property” shall have the meaning specified in Section 3.20(a).

“Publicity Rights” shall mean any rights with respect to publicity, privacy, name, nickname, sobriquet, signature, likeness, photograph, voice, sound effect, identity, personality, biographical information or materials, endorsement, quotation, attribution, or the like.

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“Purchase Price” shall have the meaning specified in Section 1.9.

“Purchased Assets” shall mean, collectively, the First Closing Purchased Assets, the Purchased Shares, the Earnout Shares, the Depreciable Assets Shares, the First Closing Promissory Note, the First Closing Shares and the non-competition and non-solicitation agreements set forth in Section 6.13 of the Agreement.

“Purchased Shares” shall mean all outstanding capital shares and any other outstanding equity or ownership interests of the Company Subsidiaries, together with any rights and options to acquire additional capital shares or other equity or ownership interests of the Company Subsidiaries.

“Purchasers” shall have the meaning specified in the preamble.

“Purchaser Parties” shall have the meaning specified in Section 9.2(a).

“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements or Contracts (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits, prepaid rent or prepaid expenses and other amounts and instruments deposited by or on behalf of Company or any Company Subsidiary.

“Registered IP Assets” shall have the meaning specified in Section 3.14(a).

“Registration Statement” shall have the meaning specified in Section 6.15(a).

“Release” shall have the meaning specified in Section 3.20(a).

“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party.  In addition, all Affiliates of Sellers and Company shall be deemed to be “Representatives” of Sellers.

“Resolutions” shall have the meaning specified in Section 3.2(a).

“Restricted Asset” shall have the meaning specified in Section 1.7(a).

“Resumption Notice” shall have the meaning specified in Section 6.15(c).

“Retained Purchased Shares” shall mean one (1) Purchased Share of IMW Colombia and one (1) Purchased Share of IMW Bangladesh.

“Return Policies” shall have the meaning specified in Section 3.28.

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Closing” shall have the meaning specified in Section 1.8(b).

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“Second Closing Shares” shall mean a number of Canadian OpCo preferred shares having a value equal to the Finco Shares.

“Section 20(24) Election” shall mean a joint election to be executed by Company and Canadian OpCo under Section 20(24) of the Income Tax Act (Canada) and the corresponding sections of any other applicable provincial statute and any regulations under such statutes with respect to the sale, assignment, transfer and conveyance of any deferred revenue forming part of the Assumed Liabilities.

“Section 22 Election” shall mean a joint election to be executed by Company and Canadian OpCo under Section 22 of the Income Tax Act (Canada) and the corresponding sections of any other applicable provincial statute and any regulations under such statutes with respect to the sale, assignment, transfer and conveyance of the Accounts Receivable.

“Section 56.4(3) Election” shall mean joint election(s) to be executed, if appropriate in the circumstances, by the applicable Sellers and the applicable Purchasers under previously proposed Subsection 56.4(3) of the Income Tax Act (Canada), or any provision that may be enacted in replacement thereof and the corresponding provisions of any other applicable provincial statute in respect of restrictive covenants, with the elected amount based on the amount determined in accordance with Section 10.5.

“Section 85 Election” shall mean a joint election to be executed by Company and Canadian OpCo under Section 85 of the Income Tax Act (Canada) and the corresponding provisions of any other applicable provincial statute in respect of the sale, assignment, conveyance and transfer of the First Closing Purchased Assets.

“Section 167 Election” shall mean a joint election to be executed by Company and Canadian OpCo under Section 167 of the Excise Tax Act (Canada) and the corresponding provisions of any other applicable provincial statute and any regulations under such statutes on the forms prescribed for such purposes along with any documentation necessary or desirable in order to effect the transfer of the First Closing Purchased Assets by Company without payment of any HST. Canadian OpCo shall file the election forms referred to above, along with any documentation necessary or desirable to give effect to such, with Canada Revenue Agency together with Canadian OpCo’s HST return for the reporting period in which the transactions contemplated herein are consummated.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller (and referred to together as “Sellers)” shall have the meaning specified in the preamble.

“Sellers’ Basket” shall have the meaning specified in Section 9.4(a).

“Sellers’ Indemnification Cap” shall have the meaning specified in Section 9.4(b).

“Specified Reps” shall have the meaning specified in Section 9.1.

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“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Subsidiary Accounts Receivable” shall mean and include all accounts receivable, notes receivable and other monies due to any Company Subsidiary for sales and deliveries of goods, performance of services and other transactions (whether or not on the books of any Company Subsidiary).

“Suspension Notice” shall have the meaning specified in Section 6.15(c).

“Suspension Right” shall have the meaning specified in Section 6.15(c).

“Survival Date” shall have the meaning specified in Section 9.1.

“Tax” (and, with correlative meaning, “Taxes”) shall mean (a) any federal, provincial, state, local or foreign income, alternative or add-on minimum income, ad valorem, business license, capital, custom, disability, documentary, employment, environmental, excise, franchise, gains, gross income, gross receipts, import, license, occupation, payroll, personal property, premium, profits, property transfer, real property, recording, registration, sales, services, severance, social security, stamp, transfer, unemployment, unemployment insurance, Canada Pension Plan contributions, use, value added, wage, windfall profit or withholding tax, custom, duty, levy or other governmental assessment, charge or fee in the nature of a tax (whether payable directly or by withholding); (b) any liability for the payment of any amounts of the type described in (a) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity; and (c) any estimated Tax, interest, fines, penalties or additions to Tax with respect to amounts referred to in clauses (a) or (b) hereof.

“Tax Return” shall mean any return, report, estimate, declaration of estimated tax, claim for refund, information statement or other document relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Technology” shall mean, collectively, all technology, formulae, recipes, specifications (including information regarding materials, ingredients, tools, apparatus, sources, vendors), procedures, processes, methods, techniques, ideas, creations, inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), improvements, know-how, research and development, technical data, designs, models, algorithms, subroutines, software,

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works of authorship, copyrightable subject matter, and other similar materials, recordings, graphs, drawings, reports, analyses, and other writings, confidential or proprietary information, and general intangibles of like nature, and all tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Third Closing” shall have the meaning specified in Section 1.8(c).

“Trade Secrets” shall mean any trade secrets or similar forms of protection for confidential or proprietary information.

“Trademark Assignment” shall have the meaning specified in Section 2.1(b)(i).

“Trademarks” shall mean all trademarks, service marks, trade names, service names, brand names, trade dress, logos, designs, artwork or variants thereof, promotional materials, Internet domain names, IP addresses, email addresses, fictitious and other business names, personal names, identities, privacy rights, and general intangibles of like nature, together with the goodwill associated with any of the foregoing, and all applications, ITU Applications, registrations and renewals thereof.

“Transaction” shall mean, collectively, the transactions contemplated by this Agreement.

“Transaction Agreements” shall mean this Agreement and all other agreements, certificates, instruments, documents and writings delivered by Purchasers, Company, Holdco and/or Sellers in connection with the Transaction.

“Transferred Employees” shall have the meaning specified in Section 6.14(c).

“Warranty” shall mean any obligation to service, repair, replace, credit, refund or other obligations based upon or arising out of express and implied warranties made or deemed made in connection with the license or sale of goods or the performance of services related to the Business (collectively “Warranties”).

“Workers” shall have the meaning specified in Section 3.15(a).

“Year 1 Earn-Out Target” shall mean Fifteen Million One Hundred Thousand Dollars ($15,100,000).

“Year 1 Midpoint Price” means the sum of the Pre-Closing Price and the Year 1 Price, divided by two.

“Year 1 Payment” means the amount of cash paid by Purchasers to the holder of the Year 1 Note, which shall be a minimum amount of Five Million Dollars ($5,000,000) and may, at the sole option of Purchasers, be up to a maximum amount equal to the Year 1 Principal Amount.

“Year 1 Price” means the average closing price of CLNE Stock, as reported on the NASDAQ Stock Market, for the three trading days prior to the Year 1 Payment Date.

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“Year 1 Note” shall mean a promissory note issued by Canadian AcqCo to Holdco at the Third Closing.  The Year 1 Note will have a principal amount of no more than Twelve Million Five Hundred Thousand Dollars ($12,500,000) (such principal amount, the “Year 1 Note Principal Amount”), will not bear interest, will be secured by a subordinated security interest in the First Closing Purchased Assets and will be due and payable on January 31, 2011 (the “Year 1 Payment Date”).  The Year 1 Note will provide that, on the Year 1 Payment Date, Purchasers will (i) pay to the holder of such note (by wire transfer of immediately available funds to a bank account designated no less than five (5) Business Days prior to such date) the Year 1 Payment; and (ii) if necessary, deliver to the holder of such note a number of CLNE Shares calculated pursuant to the following formula:

Year 1 Principal Amount minus the Year 1 Payment
the lower of (x) the Year 1 Price and (y) the Year 1 Midpoint Price

“Year 2 Earn-Out Target” shall mean Eighteen Million Five Hundred Seventy-Three Thousand Dollars ($18,573,000).

“Year 3 Earn-Out Target” shall mean Twenty-Three Million Six Hundred Four Thousand Dollars ($23,604,000).

“Year 4 Earn-Out Target” shall mean Twenty-Seven Million Two Hundred One Thousand Dollars ($27,201,000).

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EXHIBIT B

Example #1 of the Calculation of the Earn-Out Payment:

If, for the Year 1 Earn-Out Period, the Business achieves Adjusted Gross Profit of $15,100,000 (100% of the Year 1 Earn-Out Target), then Canadian AcqCo would pay to Holdco $2,718,000 (18% of the Adjusted Gross Profit of the Business for the Year 1 Earn-Out Period).

Example #2 of the Calculation of the Earn-Out Payment:

If, for the Year 2 Earn-Out Period, the Business achieves Adjusted Gross Profit of $22,288,000 (120% of the Year 2 Earn-Out Target), then Canadian AcqCo would pay to Holdco $5,126,000 (23% of the Adjusted Gross Profit of the Business for the Year 2 Earn-Out Period).

Example #3 of the Calculation of the Earn-Out Payment:

If, for the Year 3 Earn-Out Period, the Business achieves Adjusted Gross Profit of $21,243,000 (90% of the Year 3 Earn-Out Target), then Canadian AcqCo would pay to Holdco $2,018,000 (9.5% of the Adjusted Gross Profit of the Business for the Year 3 Earn-Out Period).

Example #4 of the Calculation of the Earn-Out Payment:

If, for the Year 4 Earn-Out Period, the Business achieves Adjusted Gross Profit of $21,761,000 (80% of the Year 4 Earn-Out Target), then Canadian AcqCo would pay to Holdco $979,000 (4.5% of the Adjusted Gross Profit of the Business for the Year 4 Earn-Out Period).

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EXHIBIT C

Company Historical Net Working Capital Calculation

Current Assets:
Accounts Receivable	$9,595,635
Accrued A/R	3,242,226
Misc. Receivables	466,518
WIP	920,871
Inventory	7,066,580
Prepaid Expenses	226,594
Unrealized Foreign Exchange Gain	390,585
Income Taxes Refundable	222,042
$22,131,051

Current Liabilities:
Unrealized Foreign Exchange Loss	$—
Bank Indebtedness	6,658,725
Accounts Payable & PO Accruals	6,857,711
Accrued Liabilities	1,865,488
Unearned Revenue	2,802,827
Accrued Warranty Provision	428,500
Current Portion of Long Term Debt	—
Income Tax Payable	—
$18,613,250

Company Historical Net Working Capital	$3,517,800

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